Exhibit 10.1

PURCHASE AND SALE AGREEMENT

between

COGENT FIBER LLC

as Seller

and

ISQ CITADEL AGGREGATOR, L.P.,

as Purchaser

TABLE OF CONTENTS

Page

TABLE OF CONTENTS	i

Article 1 SALE OF PROPERTY	1

1.1	Real Property	1
1.2	Personal Property	1
1.3	Other Property Rights	2
1.4	Excluded Property Rights	2
1.5	Excluded Liabilities	3

Article 2 PURCHASE PRICE AND DEPOSIT	4

2.1	Purchase Price	4

Article 3 TITLE MATTERS	5

3.1	Title to Real Property	5
3.2	Title Defects	5

Article 4 PURCHASER’S DUE DILIGENCE	7

4.1	Due Diligence Period	7
4.2	Partial Termination	8
4.3	Due Diligence Materials to Be Delivered	8
4.4	Due Diligence Materials To Be Made Available	8
4.5	Return of Due Diligence Materials	9
4.6	Termination of Contracts	9

Article 5 ADJUSTMENTS AND PRORATIONS	9

5.1	Revenue	9
5.2	Property Taxes and Assessments	10
5.3	Operating Expenses	10
5.4	Apportionment Credit	11
5.5	Closing Costs	11
5.6	Delayed Adjustment	11
5.7	Survival	12

Article 6 CLOSING	12

6.1	Closing Date	12
6.2	Seller’s Closing Deliveries	12
6.3	Purchaser Closing Deliveries	14
6.4	Seller’s Post-Closing Deliveries and Cooperation	15
6.5	Withholding	15

Article 7 CONDITIONS TO CLOSING	16

7.1	Seller’s Obligations	16
7.2	Purchaser’s Obligations	16
7.3	General Conditions	17

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7.4	Waiver of Failure of Conditions Precedent	17

Article 8 REPRESENTATIONS AND WARRANTIES	18

8.1	Purchaser’s Representations	18
8.2	Seller’s Representations	19
8.3	General Provisions	23

Article 9 COVENANTS	30

9.1	Maintenance of Property	30
9.2	Conduct of the Business	30
9.3	Negative Covenants	30
9.4	HSR	31
9.5	Confidentiality	31
9.6	Tax Contests, Refunds and Credits	32
9.7	Employment Matters	32
9.8	Permits	32
9.9	Transitional Trade Names and Marks	33
9.10	Notices	33
9.11	Litigation	33
9.12	Insurance	33
9.13	Estoppels	33
9.14	Exclusivity; Transfer	34
9.15	Lien Release	34
9.16	Fiber Easement	34

Article 10 DEFAULTS	35

10.1	Default by Purchaser	35
10.2	Default by Seller	35
10.3	Waiver of Right to Record Lis Pendens	36
10.4	Warranties and Guaranties	36
10.5	Survival	37

Article 11 DAMAGE, DESTRUCTION AND CONDEMNATION	37

11.1	Destruction or Damage	37
11.2	Condemnation	38
11.3	Waiver	38

Article 12 ESCROW	39

12.1	General	39
12.2	Investment	39
12.3	Supplementary Escrow Instructions	39
12.4	Limitation on Liability	39
12.5	Disputes between Parties	39
12.6	Receipt and Disbursement of Escrow Deposits	40
12.7	Designation Agreement	40
12.8	Interpleader	40
12.9	Survival	40

Article 13 LEASING MATTERS	41

13.1	New Customer Contracts	41
13.2	Customer Contract Expenses	41
13.3	Other Customer Contract Activity	42
13.4	Customer Contract Enforcement	42
13.5	Customer Contract Termination Prior to Closing	42
13.6	Colocation Agreement	43
13.7	Survival	43

Article 14 DISCLAIMER, WAIVER, RELEASE	43

14.1	Disclaimer	43
14.2	Waiver and Release	44
14.3	Definitions	44
14.4	Survival	49

Article 15 MISCELLANEOUS	49

15.1	Assignment	49
15.2	Brokers	50
15.3	Notices	50
15.4	Calculation of Time Periods	52
15.5	Survival/Merger	52
15.6	Termination of Agreement	52
15.7	Integration; Waiver	52
15.8	Governing Law	53
15.9	JURY TRIAL WAIVER; JUDICIAL REFERENCE; ARBITRATION	53
15.10	Jurisdiction; Venue; Service of Process	54
15.11	Professional Fees	54
15.12	Construction and Interpretation	55
15.13	Binding Effect	56
15.14	Severability	56
15.15	Proper Execution	56
15.16	No Marketability	56
15.17	No Third Party Beneficiary	56
15.18	No Recordation	57
15.19	Time of Essence	57
15.20	Independent Responsibility/No Alter Ego	57
15.21	Further Assurances	57
15.22	Counterparts	57
15.23	Electronically Delivered Signatures	58
15.24	No Recourse against Non-Parties	58

EXHIBITS

Exhibit A	Legal Description
Exhibit B-1	List of Contracts
Exhibit B-2	List of Mandatory Contracts
Exhibit C	Access Agreement
Exhibit D	Deed
Exhibit E	Bill of Sale
Exhibit F	Assignment of Customer Contracts
Exhibit G	General Assignment
Exhibit H	Certification of Non-Foreign Status
Exhibit I	Notice to Customers
Exhibit J	Owner’s Title Affidavit
Exhibit K	Assignment and Assumption of Purchase Agreement
Exhibit L	Seller Parent Guarantee
Exhibit M	Colocation Agreement
Exhibit N	Excluded Personal Property
Exhibit O	Purchase Price Allocation
Exhibit P	Transition Services Agreement

PURCHASE AND SALE AGREEMENT,

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of May 22, 2026, by and between Cogent Fiber, LLC, a Delaware limited liability company (collectively, “Seller”), and ISQ Citadel Aggregator, L.P., a Delaware limited partnership (“Purchaser”).

W I T N E S S E T H:

Concurrently with the execution of this Agreement, Cogent Communications Holdings, Inc. and Seller are delivering an executed parent guarantee in favor of Purchaser, a copy of which is attached hereto as Exhibit L (the “Seller Parent Guarantee”).

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by Purchaser to Seller, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree as follows:

Article 1
SALE OF PROPERTY

Seller agrees to sell, transfer and assign to Purchaser, and Purchaser agrees to purchase, accept and assume from Seller, subject to the terms and conditions set forth in this Agreement, the following (herein collectively referred to as the “Property”):

1.1          Real Property. Those certain ten projects set out on Exhibit A attached hereto, (each a “Subject Site” and collectively, the “Subject Sites”) consisting of real property more particularly described in Exhibit A, together with all of Seller’s right, title and interest in and to all improvements and fixtures located thereon and all rights, privileges and appurtenances pertaining thereto, including, without limitation, all rights, easements, covenants, privileges, appurtenances and hereditaments belonging or appertaining thereto, whether or not of record, all minerals, oils, gas, and other hydrocarbon substances thereon or thereunder, all adjacent strips, gores, streets, roads, alleys and rights-of-way, public or private, open, that are appurtenant, adjacent or connected or used in connection with the Subject Sites and/or Personal Property, and all access, air, water, riparian, development, density, utility, power and solar rights (collectively, the “Real Property”); and

1.2          Personal Property. All of Seller’s right, title and interest in and to all tangible personal property owned by Seller located on the Real Property and used primarily for the ownership, operation or maintenance of the Real Property and all books, records and files relating to the Real Property; but specifically excluding Excluded Property Rights (as defined in Section 1.4 below), Proprietary Materials (as defined below) and any items of personal property leased to Seller to the extent set forth on Schedule 1.2 (herein collectively referred to as the “Personal Property”). The term “Proprietary Materials” means all materials and information which are confidential, including, without limitation, income tax returns, loan and financial documents, internal corporate or organizational governance materials and documents, internal communications, options, appraisals, budgets, financial projections, strategic plans for the Property, internal analyses, marketing information regarding the Property, purchase agreements, letters of intent to purchase or sell, correspondence with prospective purchasers or sellers, attorney work product, accountant work product, and other information in the possession or control of Seller or Seller’s property manager that is proprietary to Seller.

1.3          Other Property Rights. All of Seller’s right, title and interest in and to (a) all leases, licenses and other agreements for the use and/or occupancy of the Real Property to which Seller is a party (including customer service agreements, master services agreements, co-location agreements and servicing agreements, but excluding the Fiber Easement (defined below) and similar agreements recorded in the public records against the Real Property) and all guaranties of the obligations of the counterparties under such agreements described in Exhibit B-1 (collectively, the “Customer Contracts”), in effect at the Closing (as defined in Section 6.1 below); (b) all service, supply, maintenance, utility and commission agreements, equipment leases and other agreements described in Exhibit B-1 attached hereto or other contracts and agreements which may be entered into by Seller in accordance with the terms hereof and that will remain in effect after Closing (collectively, the “Contracts”); (c) all licenses, permits, approvals, certificates of occupancy and other certificates, entitlements, waivers, registrations, variances (collectively, the “Permits”) for the use, operation or ownership of the Property and the business activities as currently conducted by Seller as of the date of this Agreement (including pending applications for assignment, issuance, reissuance, or renewal thereof and application materials in process) (collectively, the “Transferred Permits”) and (d) all warranties, guaranties, indemnities, names, trade names, street numbers, and general intangibles, all plats, site plans, surveys, architectural, mechanical, engineering and other plans and specifications, drawings and other materials relating to the design, entitlement, development of the Subject Sites, and all books and reports and other documents which are in the possession or reasonable control of Seller or Seller’s property manager, and all other intangible property related to the Subject Sites (the rights and interests of Seller described in clauses (b), (c) and (d) hereinabove being herein collectively referred to as the “Other Property Rights”).

1.4          Excluded Property Rights. Notwithstanding anything to the contrary set forth in this Agreement, the Property shall not include the Excluded Property Rights. The term “Excluded Property Rights” means: (1) any management agreement or insurance policy for all or any portion of the Property; (2) any defenses, claims and causes of action Seller may have against third parties with respect to matters arising or accruing prior to the Closing; (3) Seller’s right to receive, now or in the future, to (a) security and other deposits pledged, posted or otherwise paid to any Governmental Authority or utility provider; (b) rebates, Property Tax refunds (to the extent provided in Section 9.6) and utility refunds accruing prior to the Closing, (c) reimbursable costs, fees and expenses due and owing Seller by Customers (as defined in Section 4.2) under the terms of Customer Contracts accruing prior to the Closing, (d) signing bonus fees, upfront marketing fees, reimbursements or other payments Seller is now entitled to receive from a vendor prior to the Closing under the terms of the Contracts (including under any cable/telecommunications agreements), and (e) other refunds in connection with the development, construction, ownership, operation, management, maintenance, leasing, repair, alteration, use or occupancy of the Property accruing prior to the Closing; (4) software owned by or licensed to Seller; (5) databases, programs, financial models and similar items used in the operation and management of the Property; (6) records, reports, correspondence and documents that are considered attorney and accountant work product, attorney-client privileged documents, or are required by any agreement to remain confidential; (7) insurance proceeds and condemnation awards that Seller is entitled to retain under the terms of this Agreement; (8) contracts, agreements, or instruments entered into by and between Seller and any of Seller’s affiliates including, without limitation, any construction contract, construction management agreement asset management agreement, or property management agreement, and warranties and guaranties from any of Seller’s affiliates, expressed or implied, in each case to the extent set forth on Schedule 1.4; (9) rights, claims and other interests now or hereafter enforceable by Seller against any other parties under the terms of contracts and agreements which are not assigned to Purchaser pursuant Section 1.1, Section 1.2 or Section 1.3; (10) bank accounts and funds on hand; (11) all rights of Seller created under this Agreement; (12) the Proprietary Materials; and (13) all rights in and to intellectual property, including, without limitation, names, trade names, marks, logos, websites, domain names, software, operating procedures, technical know-how, and similar rights; provided, however, the foregoing shall not exclude the right of Purchaser to use, pursuant to the license granted in Section 9.9, the Licensed Marks during the applicable wind-down period; and (14) that personal property identified as Exhibit N attached hereto (the “Excluded Personal Property”).

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1.5          Excluded Liabilities. For the avoidance of doubt, and notwithstanding anything else in this Agreement, the Purchaser is not assuming, agreeing to pay, perform or discharge any duties, liabilities or obligations of the Seller or any of Seller’s affiliates, or otherwise with respect to the Property, whether direct or indirect, known or unknown, or absolute or contingent, limited to the following (all such liabilities and obligations not being assumed being herein called the “Excluded Liabilities”):

(a)           any liabilities and obligations relating to Excluded Personal Property;

(b)           any Indebtedness, lending or financing commitments of Seller or its Affiliates;

(c)           any Seller Transaction Expenses;

(d)           any liabilities or obligations for (i) taxes of Seller, (ii) taxes with respect to the Property that are allocated to Seller pursuant to Section 5.2, Section 5.5 or Section 9.6 and (iii) taxes with respect to any Excluded Property Rights, in each case, including any interest, penalties or additional amounts with respect thereto;

(e)           any liabilities or obligations relating in any way to any current, prior or potential employee or other individual service provider of Seller or any of its Affiliates for any actual or prospective work relationship, services performed or to be performed, or the termination thereof arising at any time, including any failure by Purchaser or its Affiliates to offer employment to, or hire or engage such individual;

(f)           any liabilities and obligations relating to Seller’s operation of the Property or performance under the Contracts (including any liability under the Contracts relating to or arising from a breach thereof, or a default thereunder, by Seller or its Affiliates, that in each case occurred) on or prior to the Closing;

(g)           any liabilities or obligations of Seller or its Affiliates to indemnify their respective officers, directors, managers, members, shareholders, employees or agents with respect to acts or omissions at any Property or with respect to any Contract;

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(h)           any liabilities and obligations arising in connection with any legal action, private or public, whether instituted or threatened prior to or after the Closing, arising out of or relating to Seller’s ownership or operation of the Properties or Contracts or any fact or circumstance existing on or prior to the Closing Date; or

(i)           any liabilities or obligations relating to or at any time arising under, in respect of or in connection with any benefit or compensation plan, program, policy, practice, agreement or arrangement of any kind (including, without limitation, any Plan and all assets, trusts, insurance policies and administration service contracts related thereto) at any time maintained, sponsored, contributed to or required to be contributed to by Seller or any of its Affiliates or under or with respect to which Seller or any of its Affiliates has any liability or obligation.

Article 2
PURCHASE PRICE AND DEPOSIT

2.1          Purchase Price. The purchase price to be paid by Purchaser for the Property is the sum of Two Hundred Twenty-Five Million and 00/100 Dollars ($225,000,000.00) (the “Purchase Price”). The Purchase Price shall be paid in the following manner:

2.1.1       Deposit. Within three (3) business days following its execution of this Agreement, Purchaser shall deposit the sum of [***] in immediately available funds (the “Initial Deposit”) with First American Title Insurance Company (“Escrow Agent”). Within three (3) business Days following the expiration of the Due Diligence Period, Purchaser shall deposit an additional sum of [***] in immediately available funds (the “Additional Deposit”) with Escrow Agent. The Initial Deposit and the Additional Deposit are together referred to herein as the “Deposit”. The Deposit shall be held and delivered by Escrow Agent in accordance with the provisions of Article 12. The Deposit is delivered and held in consideration of Purchaser’s agreement to purchase the Subject Sites pursuant to this Agreement and except as otherwise provided in this Agreement shall not be allocated on a Subject Site-by-Subject Site basis. Upon any Purchaser Closing Default, Seller shall be entitled to retain the Deposit as liquidated damages without regard to whether such default relates to one or more specific Subject Site. Any interest earned on the Deposit shall be considered part of the Deposit. For U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), Seller and Purchaser agree the Deposit shall be owned by Purchaser until the Deposit is released to Seller. Accordingly, any taxable income earned on the Deposit shall be recognized by Purchaser and reported by Escrow Agent to the IRS, or any other taxing authority as required by law, on IRS Form 1099 (or other appropriate form) as income earned from the Deposit by Purchaser for such taxable year, whether or not said income has been distributed during such year. Except as expressly otherwise set forth herein, the Deposit shall be delivered to Seller and applied against the Purchase Price at the Closing. If Purchaser fails to timely deposit any portion of the Deposit within the time periods required, such failure shall be a material default by Purchaser and Seller may terminate this Agreement by notice to Purchaser, in which event any portion of the Deposit that has previously been deposited by Purchaser with Escrow Agent shall be delivered to Seller, and may be retained by Seller as liquidated damages for such default by Purchaser with the corresponding terms of Section 10.1 below applicable to such default and liquidated damages for the same, and the parties hereto shall have no further rights or obligations hereunder, except for rights and obligations which, by their terms, survive the termination of this Agreement. The sum of One Hundred Dollars ($100.00) (the “Independent Consideration”) out of the Deposit is the amount the parties bargained for and agreed to as consideration for Purchaser’s right to purchase the Property pursuant to the terms hereof and for Seller’s execution of this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Independent Consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is not refundable under any circumstances, and shall be paid to and retained by Seller notwithstanding any other provisions of this Agreement, but shall be credited against the Purchase Price as part of the Deposit at Closing.

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2.1.2       Funds at Closing. On the Closing Date (as defined in Section 6.1), Purchaser shall pay to Seller an amount equal to (a) the Purchase Price, minus (b) the Deposit, subject to the prorations and adjustments set forth in Article 5.

2.1.3       Purchase Price Allocation. The allocation of the Purchase Price among the Subject Sites, as set forth on Exhibit O, is agreed solely for financial accounting and transfer tax purposes and shall not be deemed to create separate transactions.

Article 3
TITLE MATTERS

3.1          Title to Real Property. Seller shall convey and Purchaser shall accept the Real Property for each Subject Site, subject to: (i) those matters of title and survey relative to the Real Property that are expressly approved or deemed approved by Purchaser in writing in accordance with Section 3.2 below; (ii) the lien of real estate taxes and assessments not yet due and payable as of the Closing Date, subject to prorations as provided in this Agreement; (iii) all matters caused by Purchaser or any of its affiliates, officers, directors, employees, agents, advisors, contractors, consultants or representatives (all of the foregoing being herein collectively referred to as “Purchaser’s Representatives”), or expressly approved in writing by Purchaser; (iv) such other matters as the Title Company shall commit to insure over, without additional cost, premium or special conditions imposed on Purchaser, and only with the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed); (v) the Customer Contracts; and (vi) applicable zoning and building laws, codes, ordinances and regulations affecting the Real Property (the foregoing matters described in clauses (i) through (vi) above are herein collectively referred to as the “Permitted Exceptions”).

3.2          Title Defects.

3.2.1       Title and Survey. As soon as reasonably practicable after the date of this Agreement, Purchaser shall obtain from First American Title Insurance Company or a nationally recognized title insurance company reasonably approved by Seller (the “Title Company”), at Purchaser’s expense, an ALTA title insurance commitment (the “Title Commitment”) covering each Subject Site, pursuant to which the Title Company shall issue at the Closing an owner’s policy of title insurance for each Subject Site in the full amount of the allocated Purchase Price for such Subject Site as set forth on Exhibit O (collectively, the “Title Policy”), together with legible copies of all documents identified in the Title Commitment which either create or evidence an exception to title or a link thereto. Purchaser may also employ, at Purchaser’s cost, a reputable surveyor or surveying firm, licensed by the state /commonwealth in which the applicable Subject Site is located, to survey the Real Property and prepare and deliver to Purchaser, a survey for each Subject Site meeting Purchaser’s requirements (collectively, the “Survey”).

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3.2.2       Title Objections. No later than five (5) business days prior to the expiration of the Due Diligence Period (the “Title Objection Period”), Purchaser shall deliver to Seller notice (“Purchaser’s Title Notice”) of all matters of title to the Real Property or reflected on the applicable Survey which are disapproved by Purchaser (“Title Objections”). Absent fraud, Purchaser’s failure to deliver Purchaser’s Title Notice to Seller prior to the expiration of the Title Objection Period shall be deemed to be Purchaser’s approval of all existing title and survey matters relative to the Real Property. Absent fraud, any matters which are not identified as disapproved items in Purchaser’s Notice delivered to Seller prior to the expiration of the Title Objection Period shall be deemed to be approved by Purchaser. Within ten (10) days after Seller’s receipt of Purchaser’s Title Notice, Seller shall notify Purchaser in writing as to which of those Title Objections, if any, Seller shall endeavor to cure or delete as exceptions to the Title Policy or with respect to the Survey (“Seller’s Title Notice”). Seller’s failure to deliver Seller’s Title Notice to Purchaser within such ten (10) day period shall be deemed Seller’s notice to Purchaser that Seller will not endeavor to cure or remove as exceptions to the Title Policy or with respect to the Survey, any of the Title Objections. Notwithstanding anything to the contrary set forth herein, Seller shall have no obligation to cure or remove any Title Objection as an exception to the Title Policy or with respect to the Survey, other than Mandatory Cure Items (as defined below). Purchaser shall have until the expiration of the Due Diligence Period, in which to notify Seller whether or not Purchaser approves of Seller’s Title Notice (or Seller’s failure to deliver Seller’s Title Notice). Absent fraud, Purchaser’s failure to deliver to Seller notice of disapproval of Seller’s Title Notice (or Seller’s failure to deliver Seller’s Title Notice) shall be conclusively deemed to be Purchaser’s approval of Seller’s Title Notice (or Seller’s failure to deliver Seller’s Title Notice). Absent fraud, upon Purchaser’s approval or deemed approval of Seller’s Title Notice (or Seller’s failure to deliver Seller’s Title Notice), all Title Objections which Seller has not agreed to endeavor to cure or remove as exceptions to the Title Policy shall be deemed to have been approved by Purchaser, except for any Mandatory Cure Items. If, after electing to attempt to cure or remove a Title Objection, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure the same, Seller shall deliver to Purchaser notice of the same (“Seller’s Supplemental Title Notice”). Purchaser’s sole remedy hereunder in such event shall be either: (i) to accept title to the Real Property subject to such Title Objection and without reduction of the Purchase Price; or (ii) to terminate this Agreement, whereupon the Escrow Deposits (as defined in Section 12.1 below) shall be returned to the party which delivered the same to Escrow Agent, and neither party hereto shall have any further rights, obligations or liabilities hereunder except for those which are expressly stated herein to survive the termination of this Agreement. Purchaser shall notify Seller of its election by notice delivered to Seller within five (5) days after Seller delivers to Purchaser the Seller’s Supplemental Title Notice. Absent fraud, Purchaser’s failure to timely deliver notice to Seller shall be conclusively deemed to be Purchaser’s election to proceed to the Closing and to waive its disapproval of such uncured or remaining Title Objections, in which event Purchaser shall be conclusively deemed to have approved the condition of title for the Real Property. In no event shall Seller’s failure to cure or remove as exceptions to the Title Policy any Title Objections be deemed to be a breach of this Agreement by Seller, except as provided in the next sentence. Notwithstanding the foregoing, all deeds of trust, mortgages, delinquent real property taxes, mechanics’ liens and materialmen’s liens created by or through Seller, and other liens securing monetary obligations created by or through Seller and encumbering the Real Property (other than liens caused by acts of Purchaser or any Purchaser’s Representative, as defined in Section 3.1 above) (each, a “Mandatory Cure Item” and collectively, the “Mandatory Cure Items”) shall be released, cured and removed from record at Seller’s sole cost on or prior to the Closing (without any need of Purchaser to object to the same) to Purchaser’s commercially reasonable satisfaction.

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3.2.3       Amendments to Title Commitment or Survey. Purchaser shall have the right to object to any new exceptions first raised by the Title Company or surveyor in any amendment to the Title Commitment or Survey issued after the expiration of the Title Objection Period and prior to the Closing by delivering notice to Seller within five (5) days after Purchaser’s receipt of the subject amendment. If Purchaser does not object to any such new exception first raised in an amendment to the Title Commitment or update to Survey issued after the expiration of the Due Diligence Period and prior to the Closing by timely delivering notice to Seller as herein provided, such exception shall be a Permitted Exception. In the event Purchaser timely delivers to Seller notice of objection to any exception as herein provided, the provisions of Section 3.2.2 shall apply with respect thereto as if set forth in full in this Section.

3.2.4       Discharge of Title Objections. If on the Closing Date there are any Mandatory Cure Items or Title Objections which Seller has elected to pay and discharge, Seller may use any portion of the Purchase Price to satisfy the same, provided that Seller shall cause the Title Company to insure over the same, without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise, in each case to Purchaser’s commercially reasonable satisfaction.

Article 4
PURCHASER’S DUE DILIGENCE

4.1          Due Diligence Period. During the period beginning on the date of this Agreement and ending on May 24, 2026 (the “Due Diligence Period”), Purchaser shall have the right to conduct examinations, inspections, testing, studies and/or investigations of the Property (the “Due Diligence”), it being understood that any invasive examinations, inspections, studies and/or investigations, including of the sort referred to as a Phase II shall be substantially subject to the terms of that Access Agreement dated as of the date hereof, between Seller and Purchaser (the “Access Agreement”), attached hereto as Exhibit C and the terms of which are incorporated herein by this reference. A default by Purchaser under the Access Agreement shall be a default by Purchaser under this Agreement. The obligations of Purchaser under the Access Agreement shall survive the termination of this Agreement and the Closing and shall not be subject to the limitations on damages set forth in Section 10.1. If Purchaser is not satisfied with the results of its Due Diligence, Purchaser may terminate this Agreement by delivering notice to Seller on or before the expiration of the Due Diligence Period. In the event Purchaser elects to terminate this Agreement in accordance with the foregoing, the Escrow Deposits shall be returned to the party which delivered the same to Escrow Agent and neither party shall have any rights, obligations or liabilities hereunder except for those which are expressly stated herein to survive the termination of this Agreement. In the event Purchaser fails to timely deliver to Seller notice of either Purchaser’s election to proceed with this Agreement or Purchaser’s election to terminate this Agreement pursuant to this Section 4.1, Purchaser shall be deemed to have waived such termination election.

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4.2          Partial Termination. Purchaser acknowledges and agrees that, except as otherwise expressly stated herein to the contrary in Section 6.1(a) below, any right of termination under this Agreement (including any due diligence, title or survey right) shall be exercisable only with respect to the Property as a whole and not on a Subject Site-by-Subject Site basis. Except as otherwise expressly stated herein to the contrary, Purchaser shall have no right to exclude, remove, or otherwise elect not to purchase any individual Subject Site from the portfolio for any reason.

4.3          Due Diligence Materials to Be Delivered. Seller shall deliver, cause to be delivered, or make available via an electronic data room, to Purchaser during the Due Diligence Period, all materials regarding the Property, including but not limited to the following to the extent they exist and are in Seller’s custody or control:

4.3.1       Title Commitment and Survey. Seller’s most current title commitment and survey for the Real Property and other documents set forth on Schedule 4.3.1 attached hereto;

4.3.2       Customer Contracts. The Customer Contracts;

4.3.3       Contracts. The Contracts;

4.3.4       Revenue Report. A current revenue report on Seller’s standard form for the Property;

4.3.5       Electric Supply. Any tariffs, rate schedules, contracts, studies, and/or letters, pertinent to an electric utility’s supply of electric power to the Subject Sites;

4.3.6       Tax Statements. Ad valorem tax statements for the Real Property for the current tax period if available, and for the prior tax year; and

4.3.7       Environmental Reports and Permits. All currently existing environmental reports, audits, and assessments (including Phase I or Phase II environmental site assessments), other material environmental, health or safety documents, and all Permits required pursuant to Environmental Law for the use, operation or ownership of the Property and the business activities as conducted by Seller as of the date of this Agreement (including pending applications for assignment, issuance, reissuance or renewal thereof and application materials in process). For the elimination of doubt, Seller shall provide any such documents in its possession or control but, subject to the terms of the Transition Services Agreement, shall have no obligation to conduct any environmental assessments or tests of any kind or obtain any new reports.

4.4          Due Diligence Materials To Be Made Available. To the extent such items exist and are in Seller’s possession or control, Seller shall make available to Purchaser for Purchaser’s review, at Seller’s option at Seller’s office, at the office of Seller’s property manager, at the Real Property, or via an electronic data room, the following items and information:

4.4.1       Equipment list for the Real Property;

4.4.2       Seller’s most recent zoning report for the Real Property;

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4.4.3       Seller’s most recent fire and life safety inspection report for the Real Property; and

4.4.4       Utility bills for the Real Property for the one (1) year period preceding the date of this Agreement.

4.5          Return of Due Diligence Materials. Upon termination of this Agreement for any reason, Purchaser shall promptly return to Seller or destroy (and certify such destruction in writing) all copies of environmental reports, engineering reports, soils reports and other third-party reports and all other documents and materials provided by Seller or its representatives to Purchaser in connection with Purchaser’s due diligence, and shall not retain any copies thereof.

4.6          Termination of Contracts. Prior to the expiration of the Due Diligence Period, Purchaser shall notify Seller of the Contracts it desires to assume at the Closing; provided, however, Purchaser shall assume at Closing all those Contracts identified on Exhibit B-2 attached hereto (the “Mandatory Contracts”). Purchaser acknowledges that if Purchaser does not so timely notify Seller, certain Contracts (other than the Mandatory Contracts) may not be able to be terminated by the Closing and Purchaser shall assume such Contracts. Seller shall assign its interest in all the Mandatory Contracts and all the other Contracts (other than those Contracts which Purchaser does not elect to assume pursuant to its notice delivered to Seller by the expiration of the Due Diligence Period) to Purchaser at the Closing pursuant to the General Assignment (as defined in Section 6.2 below). Purchaser acknowledges that the assignment or termination of certain of the Contracts may require the prior approval of the particular contractor. If required under the terms of the Contract, Seller shall obtain such approval as a condition to Purchaser’s obligations to proceed to Closing or assume the Contract at Purchaser’s election; provided, however, that failure to obtain such approval shall not be a default by Seller hereunder. For the avoidance of all doubt, if any Contract requires a break fee or other cost to Seller to terminate or assign, and the Purchaser wants to assume any such Contract, any such costs shall be paid by Seller.

Article 5
ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at the Closing:

5.1          Revenue.

5.1.1       General. Except as set forth in the Colocation Agreement (defined below) all revenues generated by the Property shall be prorated between Seller and Purchaser as of the day prior to the date upon which the Closing occurs. Seller shall be entitled to all revenue attributable to any period up to, but not including, the date upon which the Closing occurs. Purchaser shall be entitled to all revenue of any kind attributable to any period on and after the date upon which the Closing occurs. Revenue (including reimbursements) due to Seller under the Customer Contracts not collected as of the Closing shall not entitle Seller to a credit at the time of the Closing, but Purchaser shall make a good faith effort to collect the same on Seller’s behalf and to tender the same to Seller upon receipt (which obligation of Purchaser shall survive the Closing). Revenue (including reimbursements) due to Purchaser under the Customer Contracts received by any Seller Party after the Closing in respect of any Contract, then such Seller Party shall promptly notify Purchaser of its receipt or possession of such payment or other amount and transfer or cause to be transferred any such funds to Purchaser (or at Purchaser’s election a designee) as soon as reasonably practical after receipt of such funds, upon identification thereof, for no additional consideration. Prior to any such transfer, the Seller Parties shall, or shall cause their Affiliates to preserve the value of and hold in trust for the use and benefit of Purchaser (or its designee) all of the benefits arising from such funds and otherwise cause such funds to be used as instructed by Purchaser. Seller retains its rights to pursue any Customer under the Customer Contracts for sums due Seller for periods attributable to Seller’s ownership of the Property; provided, however, Seller shall not be permitted to commence or pursue any Proceedings against any Customer seeking termination of such Customer’s Customer Contract. Seller’s rights under the immediately preceding sentence shall survive the Closing. Purchaser shall not waive any delinquent or unpaid revenue or modify any Customer Contract so as to reduce or otherwise affect amounts owed by any Customer or claims by Seller against any Customer thereunder or otherwise for any period prior to Closing and shall not accelerate any unpaid revenue or modify any Customer Contract to as to reduce or otherwise affect amounts owed by any Customer or claims which, in accordance with such Customer Contract, will accrue to Purchaser against any Customer thereunder for any period after Closing.

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5.2          Property Taxes and Assessments. Real estate, ad valorem, and personal property taxes and assessments and any business improvement district charges, vault charges and other municipal and governmental assessments of every kind and nature levied or imposed upon the Property (together with any interest, penalties or additional amounts with respect thereto, “Property Taxes”), attributable to any taxable period that includes, but does not end on, the day prior to the date on which the Closing occurs (a “Straddle Period”) shall be prorated as of the day prior to the date on which the Closing occurs. Seller shall be responsible for Property Taxes attributable to any period (or portion of any Straddle Period) prior to the date upon which the Closing occurs, and Purchaser shall be responsible for Property Taxes attributable to any period (or portion of any Straddle Period) beginning on or after the date upon which the Closing occurs. If the applicable Property Taxes have not been set for the applicable Straddle Period, then the proration of such Property Taxes shall be based upon the rate and assessments for the preceding taxable period, and such proration shall be adjusted between Seller and Purchaser upon presentation of evidence that the actual Property Taxes for the applicable Straddle Period differ from the amounts used at the Closing. For the avoidance of doubt, all Property Taxes that are imposed for a stated tax or fiscal period shall be prorated based on the period to which the applicable Property Tax relates (regardless of when billed or assessed).

5.3          Operating Expenses. Operating expenses for the Property (including, without limitation, (i) utility charges and (ii) expenses prepaid by Seller) shall be prorated as of the day prior to the date on which the Closing occurs. Seller shall pay all such operating expenses (including utility charges) attributable to any period prior to the date upon which the Closing occurs, and Purchaser shall pay all operating expenses attributable to any period beginning on or after the date upon which the Closing occurs. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing, a proration shall be made at the Closing based on the last available reading, and post-Closing adjustments between Purchaser and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-Closing period is determined.

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5.4          Apportionment Credit. Any apportionments and prorations which are not expressly provided for in this Article shall be made in accordance with the customary practice in the local jurisdictions in which the Real Property is located. Purchaser and Seller agree to prepare a schedule of tentative adjustments at least three (3) business days prior to the Closing Date. In the event the prorations to be made at the Closing result in a credit (i) to Purchaser, such amount shall be paid at the Closing by giving Purchaser a credit against the Purchase Price in the amount of such credit, or (ii) to Seller, Purchaser shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the balance.

5.5          Closing Costs. Purchaser shall pay: (i) the costs for the base title premium, the extended title premium and endorsements for the Title Policy; (ii) the cost of the Survey obtained by Purchaser and any update thereto; (iii) all miscellaneous recording and filing charges in connection with the instruments by which Seller conveys the Real Property to Purchaser; (iv) all transfer, recordation and equivalent taxes payable in connection with the transfer of the Real Property to Purchaser that are the obligation of the “buyer” in accordance with the custom of the jurisdiction in which each Subject Site is located; (v) one-half of all escrow or closing charges of the Escrow Agent and (vi) all transfer taxes payable in connection with the transfer of the Personal Property to the Purchaser. Seller shall pay: (w) one-half of all escrow or closing charges of the Escrow Agent, (x) all recording fees associated with Seller’s cure or removal of any Mandatory Cure Items, and (y) all transfer, recordation and equivalent taxes payable in connection with the transfer of the Real Property to Purchaser that are the obligation of the “seller” in accordance with the custom of the jurisdiction in which each Subject Site is located. Purchaser and Seller shall be responsible for their own legal and professional fees of the attorneys and consultants engaged by them respectively relating to this Agreement and the transactions contemplated hereby. Further, Purchaser shall pay all fees, costs or expenses in connection with Purchaser’s due diligence reviews, including the costs to prepare any environmental or geological reports or studies commissioned by and prepared for Purchaser. All other costs of the Closing shall be paid in accordance with the custom of the jurisdiction in which each Subject Site is located.

5.6          Delayed Adjustment. Following the Closing, Seller and Purchaser shall reasonably cooperate with each other in order to calculate and determine the correct amount of all prorations required to be made pursuant to this Article. If at any time prior to the Outside Reconciliation Date (as defined below), the amount of an item listed in this Article shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall pay to the other party the sum necessary to correct such error within thirty (30) days after receipt of proof of such error, absent manifest error. Upon request of Purchaser or Seller, the other party shall provide a detailed and accurate statement signed by such party certifying as to the payments received by such party from Customers from and after Closing and to the manner in which such payments were applied, and shall make their books and records available for inspection by the other party during ordinary business hours upon reasonable advance notice. Notwithstanding anything herein to the contrary, the final reconciliation for adjustment of any prorations under this Article shall be made within ninety (90) days after the 2026 calendar year (the “Outside Reconciliation Date”) subject to extension solely as necessary due to the unavailability of final information, but in no event to exceed six (6) months after the Closing.

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5.7          Survival. The terms of this Article shall survive the Closing in accordance with the terms of this Agreement.

Article 6
CLOSING

Purchaser and Seller hereby agree that the transaction contemplated by this Agreement (the “Transaction”) shall be consummated as follows:

6.1          Closing Date. Consummation of the Transaction (the “Closing”) shall occur on the date (the “Closing Date”) which occurs fourteen (14) business days following the expiration of the Due Diligence Period and satisfaction of the conditions to Closing in Article 7 (or to the extent permitted by Law, waiver by the party entitled to waive such condition), subject to extension of the Closing Date as provided in this Agreement. The Closing shall occur through escrow with Escrow Agent. The Closing shall take place by 2:00 p.m. Eastern Time on the Closing Date. Purchaser and Seller shall conduct a “pre-Closing” on the last business day prior to the Closing Date.

(a)           Partial Termination. Seller and Purchaser acknowledge and agree that the transactions contemplated by this Agreement constitute a single, integrated portfolio transaction involving the sale of all of the Subject Sites as a collective package. Except as expressly provided in this Agreement, Purchaser shall not have the right to close on fewer than all of the Subject Sites and Seller shall have no obligation to convey title to any individual Subject Site unless the Closing occurs with respect to all Subject Sites simultaneously. Notwithstanding the foregoing, if, but only if, a Subject Site has an uninsurable title defect (as set forth in Section 3.2) that the Title Company will not endorse around or insure over under any circumstances, or a casualty or condemnation event occurs pursuant to Article 11) that gives Purchaser a right to terminate, Purchaser may exclude such Subject Site(s) from the Property to be conveyed at Closing upon written notice to Seller, in which event the allocated Purchase Price of such excluded Subject Site shall be deducted from the Purchase Price, and the parties shall proceed to Closing for the remaining Subject Sites in accordance with the terms hereof, and the parties shall have no further obligation hereunder with respect to each such excluded Subject Site(s) other than those which specifically survive termination of this Agreement.

6.2          Seller’s Closing Deliveries. On or before 5:00 p.m. Eastern Time one (1) business day prior to the Closing Date, Seller shall deliver or cause to be delivered to Escrow Agent the following:

(a)           Deed. A Deed in the form of Exhibit D attached hereto, executed by, and acknowledged with respect to, Seller, conveying to Purchaser all of Seller’s right, title and interest in and to the Real Property (the “Deed”).

(b)           Bill of Sale. A Bill of Sale in the form of Exhibit E attached hereto, executed by Seller, conveying to Purchaser all of Seller’s right, title and interest in and to the Personal Property (the “Bill of Sale”).

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(c)           Assignment of Customer Contracts. An Assignment of Customer Contracts in the form of Exhibit F attached hereto, executed by Seller, assigning to Purchaser all of Seller’s right, title and interest in and to the Customer Contracts in effect at the Closing to the extent that such Contracts cover colocation, power and cross-connect services at the Subject Sites, together with all assignable non-cash security deposits delivered by the Customers thereunder and not applied by Seller in accordance with the terms of the Customer Contracts; provided, however, the right, title and interest of Seller described above shall not include any defenses, claims or causes of action Seller may have with respect to matters arising or accruing prior to the Closing (the “Assignment of Customer Contracts”).

(d)           General Assignment. A General Assignment in the form of Exhibit G attached hereto, executed by Seller, transferring to Purchaser, to the extent assignable without expense to Seller, all of Seller’s right, title and interest in and to the Other Property Rights not otherwise transferred by the Deed, the Bill of Sale or the Assignment of Customer Contracts; provided, however, the right, title and interest of Seller described above shall not include any defenses, claims or causes of action Seller may have with respect to matters arising or accruing prior to the Closing (the “General Assignment”).

(e)           Closing Statement. A closing statement for the Transaction executed by Seller and reflecting the Purchase Price, prorations required to made in accordance with this Agreement, and other amounts payable by Purchaser and Seller at the Closing in form and substance reasonably acceptable to Purchaser (the “Closing Statement”).

(f)           Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit H attached hereto, executed by Seller, certifying that Seller is not a “foreign person” as that term is defined in Section 1445 of the United States Internal Revenue Code of 1986, as amended (the “Code”).

(g)           Notice to Customers. A letter in the form of Exhibit I attached hereto, executed by Seller, for delivery to the Customers, notifying them of the sale of the Property to Purchaser and advising them that all future payments due under the leases are to be made to Purchaser at an address designated by Purchaser.

(h)           Transfer Tax Returns. To the extent required by applicable law, real estate transfer tax returns executed by Seller.

(i)           Colocation Agreement. An agreement in the form of Exhibit M attached hereto, executed by Seller (the “Colocation Agreement”).

(j)           Transition Services Agreement. An agreement in the form of Exhibit P attached hereto, executed by Seller (the “Transition Services Agreement”).

(k)           Evidence of Authority. Documentation to establish to Title Company’s reasonable satisfaction the due authorization of Seller’s sale of Real Property and Seller’s delivery of the documents required to be delivered by it pursuant to this Agreement (including, but not limited to, the organizational documents of Seller, as they may have been amended from time to time, resolutions of Seller and incumbency certificates for Seller, and such proof of the power and authority of the individual(s) executing any instruments, documents or certificates on behalf of Seller to act for and bind Seller).

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(l)             Fiber Easement Agreement. The Fiber Easement Agreement executed by Seller.

(m)          Other Documents. Any additional customary documents and instruments that the Escrow Agent and/or the Title Company may reasonably request and that are reasonably necessary to consummate the Transaction and/or cause the Title Company to issue the Title Policy to Purchaser at Closing, including an owner’s title affidavit or equivalent document (which shall be in substantially the form of the owner’s title affidavit attached to this Agreement as Exhibit J and modified on an as-needed basis to conform with local underwriting requirements for each specific jurisdiction where the respective Subject Sites are located); provided, however, that (i) neither Seller nor Purchaser shall be required to execute or deliver any such document unless it is in form and substance reasonably acceptable to such party, (ii) no such document shall expand, modify, or otherwise increase any obligation, covenant, representation, or warranty of Seller under this Agreement or create any new or additional obligation, covenant, representation, or warranty of Seller beyond those expressly set forth in this Agreement, (iii) no such document shall contain any representation or certification that is inconsistent with, or more burdensome than, the representations and warranties expressly made by Seller in this Agreement, and (iv) no such document shall impose any personal liability on any officer, member, manager, partner, shareholder, trustee, employee, or affiliate of Seller.

6.3          Purchaser Closing Deliveries. At the Closing, Purchaser shall deliver or cause to be delivered to Escrow Agent the following for disbursement to Seller upon the Closing:

(a)            Purchase Price. The Purchase Price as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Purchaser at the Closing.

(b)           Bill of Sale. The Bill of Sale executed by Purchaser.

(c)           Assignment of Customer Contracts. The Assignment of Customer Contracts executed by Purchaser.

(d)           General Assignment. The General Assignment executed by Purchaser.

(e)           Closing Statement. The Closing Statement executed by Purchaser.

(f)           Transfer Tax Returns. To the extent required by applicable law, real estate transfer tax returns executed by Purchaser.

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(g)           Colocation Agreement. The Colocation Agreement executed by Purchaser.

(h)           Evidence of Authority. Documentation to establish to the Title Company’s reasonable satisfaction the due authorization of Purchaser’s acquisition of the Property and Purchaser’s delivery of the documents required to be delivered by it pursuant to this Agreement (including, but not limited to, the organizational documents of Purchaser and its managing members or general partners, if any, as they may have been amended from time to time, resolutions of Purchaser and its managing members or general partners, if any, and incumbency certificates for Purchaser and its managing members or general partners, if any), and such proof of the power and authority of the individual(s) executing and/or delivering any instruments, documents or certificates on behalf of Purchaser and its managing members or general partners, if any, to act for and bind Purchaser and its managing members or general partners, if any.

(i)            Transition Services Agreement. A counterpart to the Transition Services Agreement duly executed by Purchaser.

(j)            Fiber Easement Agreement. The Fiber Easement Agreement executed by Purchaser.

(k)           Additional Documents. Any additional documents which Escrow Agent or the Title Company may reasonably require for the proper consummation of the Transaction; provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement.

6.4          Seller’s Post-Closing Deliveries and Cooperation. To the extent in Seller’s possession and not previously been delivered to Purchaser, Seller shall promptly following Closing make the Personal Property available at the Real Property or at the offices of the property manager for the Property. The terms of this Section shall survive the Closing.

6.5          Withholding. Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement only such amounts as are required to be deducted and withheld with respect to any such payment under the Code, or any provision of state, local or non-U.S. law. If Purchaser reasonably determines in consultation with Seller that any deduction or withholding is required in respect of a payment pursuant to this Agreement, other than any such deduction or withholding attributable to the failure to deliver the documentation described in Section 6.2(f), Purchaser shall use commercially reasonable efforts to provide written notice to Seller no later than five (5) business days prior to the date on which such payment is to be made, which notice shall include a reasonably detailed description of the basis for such proposed deduction or withholding and the estimated amount thereof. Following delivery of such notice, Purchaser shall cooperate in good faith with Seller to eliminate or reduce any such withholding or deduction to the extent permitted by applicable law, including by accepting any certificates, forms, legal opinions from nationally recognized tax counsel, or other documentation reasonably satisfactory to Purchaser that establishes that no such deduction or withholding (or a reduced amount of deduction or withholding) is required. Purchaser shall not make any such deduction or withholding if Seller provides documentation or other evidence reasonably satisfactory to Purchaser, including a legal opinion from nationally recognized tax counsel, establishing that no such deduction or withholding is required under applicable law. Any amounts that are so deducted and withheld and properly remitted to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the person in respect of which the deduction or withholding was made. In the event any amounts are deducted and withheld by Purchaser pursuant to this provision and it is subsequently determined that such deduction or withholding was not required under applicable law, Purchaser shall promptly pay to Seller the amount of such over-withholding, together with any interest actually received by Purchaser from the applicable Governmental Authority with respect thereto. Notwithstanding anything to the contrary herein, provided that Seller delivers the documentation described in Section 6.2(f), the parties hereto acknowledge that no deduction or withholding in respect of the payment of the Purchase Price is anticipated with respect to U.S. federal income taxes.

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Article 7
CONDITIONS TO CLOSING

7.1          Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Seller, at its sole option:

(a)           Purchaser’s Representations True. Subject to the provisions of Section 8.2, (i) all representations and warranties made by Purchaser in this Agreement (other than the Purchaser Fundamental Representations) shall be true and correct in all material respects as if made on and as of the date hereof and as of the Closing, except to the extent they expressly relate to an earlier date (in which case, as of such date) and (ii) all Purchaser Fundamental Representations shall be true and correct in all respects as of the Closing Date, except to the extent they expressly relate to an earlier date (in which case as of such date).

(b)           Purchaser’s Deliveries and Performance Complete. Purchaser shall have delivered the funds required hereunder and all of the documents and other items required to be executed and delivered by Purchaser pursuant to Section 6.3.

(c)           Performance. Purchaser shall have complied in all material respects with all of the covenants and agreements hereunder required to be complied with by Purchaser at or prior to the Closing.

7.2          Purchaser’s Obligations. Purchaser’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Purchaser, at its sole option:

(a)           Seller’s Representations True. Subject to the provisions of Section 8.3, (i) all representations and warranties made by Seller in this Agreement (other than the Seller Fundamental Representations), as the same may be modified as provided in Section 8.3, shall be true and correct in all material respects as if made on and as of the date hereof and as of the Closing, except to the extent they expressly relate to an earlier date (in which case, as of such date) and (ii) all Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date, except to the extent they expressly relate to an earlier date (in which case, as of such date).

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(b)           Seller’s Deliveries and Performance Complete. Seller shall have delivered all of the documents and other items required to be delivered by Seller pursuant to Section 6.2.

(c)           Title. A final examination of the title to the Real Property by the Title Company shall disclose no title exceptions except for the Permitted Exceptions and other matters approved or deemed approved by Purchaser in accordance with this Agreement, and the Title Company shall be irrevocably committed to issue to Purchaser an extended coverage ALTA title insurance policy insuring fee title to each Property in the applicable amount of the Purchase Price, subject only to the Permitted Exceptions and such other matters so approved or deemed approved by Purchaser, with effective coverage as of the Closing Date (to be updated to the date and time of recording of the Deed), in the form of the pro forma agreed to between the Title Company and Purchaser prior to the expiration of the Due Diligence Period (including, without limitation, issuing all endorsements set forth in such proforma).

(d)           Performance. Seller shall have complied in all material respects with all of the covenants and agreements hereunder required to be complied with by Seller at or prior to the Closing.

7.3          General Conditions. The respective obligations of each of Seller and Purchaser to effect the Closing are subject to the satisfaction (or waiver in writing) of each of the following conditions as of the Closing;

7.3.1       HSR. The waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated.

7.3.2       No Conflicts. There shall not be in effect any Law or order restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated hereby.

7.4          Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Purchaser may elect to waive the benefit of any such condition set forth in Sections 7.1 or 7.2, respectively. In the event any of the conditions set forth in Sections 7.1 or 7.2 are neither waived nor fulfilled by Closing, subject to Section 6.1(a), the party for whose benefit the condition exists may terminate this Agreement by delivering notice to the other whereupon the Escrow Deposits shall be returned to the party which delivered the same to Escrow Agent and neither party shall have any further rights, obligations or liabilities under this Agreement except for those which expressly survive the termination of this Agreement; provided, however, if the failure of a condition set forth in this Agreement for the benefit of a party is not satisfied due to a default of the other party, then the terms of Article 10 shall govern. In the event any condition set forth in Section 7.3 is not satisfied and this Agreement is terminated by either Seller or Purchaser pursuant to Section 15.6(b), the Escrow Deposits shall be returned to Purchaser and neither party shall have any further rights, obligations or liabilities under this Agreement except for those which expressly survive the termination of this Agreement.

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Article 8
REPRESENTATIONS AND WARRANTIES

8.1          Purchaser’s Representations. Purchaser represents and warrants to Seller as of the date hereof and as of the Closing as follows:

(a)           Purchaser (i) is duly organized (or formed), validly existing and in good standing under the laws of its state or commonwealth of organization, and (ii) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by it, and to perform all of its respective obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Purchaser, (1) have been, or shall at Closing be, duly authorized by all requisite partnership, corporate or other action on the part of Purchaser, and (2) are the valid and legally binding obligation of Purchaser, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement or any document contemplated hereunder to be executed by Purchaser, nor the performance of the obligations of Purchaser hereunder or thereunder will result in the violation of any law or any provision of the operating agreement, partnership agreement, articles of incorporation, by laws or other organizational or governing documents of Purchaser, nor will conflict with any order or decree of any court or Governmental Authority by which Purchaser is bound.

(b)           Purchaser is not insolvent and has not admitted in writing its inability to pay its debts as they become due. No voluntary or involuntary case or proceeding is pending, contemplated or threatened against Purchaser under the United States Bankruptcy Code or any other applicable federal or state bankruptcy, insolvency, reorganization, moratorium, liquidation, dissolution or similar law or proceeding. Purchaser has not (and no other Person has, to Purchaser’s knowledge, commenced against Purchaser) any petition or other proceeding seeking (i) the appointment of a receiver, trustee, custodian, liquidator or other similar official for Purchaser or for all or any substantial part of its assets, or (ii) any reorganization or arrangement with creditors. Purchaser has not made a general assignment for the benefit of creditors and has not taken any action in furtherance of any of the foregoing.

(c)           Purchaser is not: (A) a Plan (as defined in Section 8.2(o)); or (B) a “governmental plan” within the meaning of Section 3(32) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Purchaser is not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans (within the meaning of Section 3(32) of ERISA), in any case, which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which would prohibit or otherwise restrict the transactions contemplated by this Agreement.

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(d)           Except for obligations incurred in connection with its organization and the transactions contemplated hereby or in any other Closing Document, Purchaser has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

8.2          Seller’s Representations. Seller represents and warrants to Purchaser as of the date hereof and as of the Closing as follows:

(a)           Seller (i) is duly organized (or formed), validly existing and in good standing under the laws of its respective state or commonwealth of organization, and (ii) has all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by it and to perform its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Seller (1) have been duly authorized by all requisite partnership, corporate or other action on the part of Seller, and (2) are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Except as may result from any facts or circumstances relating to the identity of Purchaser or its Affiliates and except in connection, or in compliance, with the approvals, filings and notifications imposed by applicable laws, neither the execution and delivery by Seller of this Agreement or any document contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the partnership agreement, articles of incorporation, by-laws or other organizational or governing documents of Seller nor will conflict with any order or decree of any court or Governmental Authority by which Seller is bound.

(b)           Seller (i) has not applied for, consented to, acquiesced to, or is subject to the appointment of a receiver, trustee, custodian, liquidator or other similar official for itself or for all or a substantial part of its assets; (ii) is not subject to a bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding, or has admitted in writing its inability to pay its debts as they become due; (iii) has not made an assignment for the benefit of creditors; (iv) has not filed a petition or an answer seeking, consenting to, or acquiescing in a reorganization or an arrangement with creditors, or sought to take advantage of any bankruptcy law, insolvency law or other law for the benefit of debtors; or (v) has not filed an answer admitting the material obligations of a petition filed against it in any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar proceeding.

(c)           Neither Seller, nor any of Seller’s officers, directors, employees, nor to Seller’s Knowledge, any agent or other third-party representing acting on behalf of the Seller, (i) is currently, or has been since May 1, 2023: (i)  a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; (iii) currently engages in or has in the past five years engaged in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws; or (iii) is currently in violation of or has in the past five years, or in the case of Sanctions since May 1, 2023, violated any applicable Sanctions or Ex-Im Laws.

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(d)           Seller is not nor has been, (a) under investigation by any Governmental Authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) assessed civil or criminal penalties under any Anti-Money Laundering Laws; or (c) had any of its funds seized or forfeited in any action under any Anti-Money Laundering Laws. The representation in this Section 8.2(d) does not apply to any Person to the extent such Person’s interest is in or through an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the U.S. or a wholly-owned subsidiary of such an entity.

(e)           Since May 1, 2023, none of Seller or any Person who owns a direct or indirect interest in Seller, or any of Seller’s officers, directors, employees nor, to Seller’s Knowledge, any agent or other third-party representing acting on behalf of the Seller, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, accepted, offered, or authorized any unlawful payment to or from any foreign or domestic government official or employee or to or from any foreign or domestic political party or campaign or violated any applicable Anti-Corruption Laws; or (iii) made, accepted, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(f)            Since May 1, 2023, Seller has not received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Anti-Corruption Laws, Ex-Im Laws, and Sanctions.

(g)           Seller has delivered or made available to Purchaser true and correct copies of all material Contracts affecting the Property to which Seller is a party and that will be binding on Purchaser after Closing, as identified on the applicable Schedule. To Seller’s knowledge, Seller has not received notice (whether verbal or written) of an uncured material default by Seller under any such Contract. With respect to the Customer Contracts, (i) Schedule 8.2(g)(i) contains a true, complete and correct list of the documents constituting the Customer Contracts, and all amendments, modifications and supplements thereto; (ii) there are no Customer Contracts to which Seller is a party as landlord other than those identified in Schedule 8.2(g)(ii) attached hereto; (iii) Seller has delivered or made available to Purchaser true, complete and correct copies of such Customer Contracts; (iv) the Customer Contracts are in full force and effect; (v) Seller has not delivered or received written notice of any defaults or breaches under the Customer Contracts which have not been cured and there is no pending or threatened litigation under any Customer Contracts; (vi) all of the services rendered by Seller or its Affiliates or Representatives under the Customer Contracts have been performed in conformity with all expressed warranties of Seller and Seller has not incurred any liability for replacement or remedial services or for other damages (including liquidated damages) relating to arising from any such services and (vii) except as identified on Schedule 8.2(g)(vii), there are no unpaid tenant improvement allowances, leasing or brokerage commissions, unapplied free rent or operating expense credits or abatements or security deposits that are currently outstanding. Seller has incurred any material warranty claims with respect to warranties in respect of the Customer contracts during the three (3) years prior to the date hereof.

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(h)           To Seller’s knowledge, there is no pending or threatened litigation, tax appeals, environmental investigations or other proceeding against Seller or affecting the Property that would (i) materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement, or (ii) materially and adversely affect the ownership, use, operation or value of the Property.

(i)            Seller has not received written notice from any Governmental Authority of any material violation of applicable law relating to the Property or the Seller’s ownership, use or operation thereof, that remains uncured. Seller has not been in violation of, and, during the prior three (3) years to the date hereof, has received no written notice from (or delivered any notice to) any Governmental Authority having jurisdiction over any Subject Site notifying Seller that the Property or the Seller’s ownership, use or operation thereof is in violation of, any applicable law, rule, or regulation of any Governmental Authority, which violation has not been cured.

(j)            The Property, and, with respect to the Property and the business activities thereon, Seller, are and for the three (3) years prior to the date hereof, have been, in compliance in all material respects with all Environmental Laws, including by obtaining, maintaining and complying with all Permits required pursuant to Environmental Laws. Seller has not received any written notice from any Governmental Authority or other Person in the past three (3) years or which is unresolved, and there are no pending, or to Seller’s knowledge, threatened, claims, litigations or proceedings, in each case alleging any material violation of or material liability under Environmental Laws relating to the Property. There has been no release, disposal or arrangement for disposal, treatment, storage, or exposure of any Person to, or contamination by any Hazardous Materials, in each case at, on, about, or from the Property so as to give rise to any material liability. To Seller’s knowledge, Seller has made available to Purchaser copies of any material environmental reports in Seller’s possession or control relating to the Property.

(k)           All Property Taxes that have become due and payable have been timely paid by Seller, and there are no liens or other encumbrances for taxes on the Property except for liens for current taxes not yet due and payable. Except as set forth on Schedule 8.2(k), there are no current Property Tax appeals or Property Tax protests pending or filed by the Seller or, to Seller’s knowledge, any applicable tenant. There are no special assessments pending or threatened in writing against the Property, or any portion thereof, including special assessments for special taxing districts. Except as set forth on Schedule 8.2(k), there are no tax incentive agreements, tax abatements, phase-ins, exemptions, payment-in-lieu-of-tax agreements, tax increment financing agreements, or any similar agreements or matters in effect in relation to the Property. The Property is not subject to any tax partnership agreement or otherwise treated as held in an arrangement requiring a partnership tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

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(l)            Since May 1, 2025, the Seller Parties have conducted business operations at the Subject Sites in the Ordinary Course (as defined below), consistent with Seller’s Past Practices (except for the transactions contemplated hereby). Without limiting the foregoing, except as set forth on Schedule 8.2(l), since September 30, 2025, the Seller Parties have not: (A) voluntarily or involuntarily sold, leased, licensed, assigned, transferred, granted rights under, surrendered, abandoned, permitted to lapse, waived, released or otherwise disposed of, or permitted to be subject to any encumbrance, any material right, power, claim, debt, or any intangible or tangible material assets or real, personal or mixed properties (including intellectual property), including the Property, or assets or properties that would otherwise have constituted the Property (other than the sale or disposal of inventory or obsolete equipment in the Ordinary Course); (B) made, changed or revoked any election relating to taxes, changed a tax accounting period or method of accounting, entered into any agreement, settlement or compromise with any taxing authority relating to any material tax liability, filed any amended tax Return, surrendered any right to claim any refund of material taxes, in each case, relating to the Subject Sites; (C) created, incurred, assumed, guaranteed, or modified the terms of any Indebtedness, indebtedness for borrowed money, letters of credit or guarantees, in each case, relating to the Property or for which the Property is collateral; (D) instituted, compromised or settled any material Proceeding relating to the Subject Sites, Property or Contracts; (E) experienced or incurred any incident of damage, destruction or loss of any material property located at the Subject Sites or owned by Seller and used in the business operations at the Subject Sites that is not covered by insurance and having a replacement cost or fair market value in excess of $100,000; (F) with respect to the Property, delayed the purchase of supplies or delayed capital expenditures, repairs or maintenance in a way inconsistent with Seller’s Past Practices in the Ordinary Course (except for the transactions contemplated hereby); or (G) authorized or entered into any agreement or commitment (whether written or oral) to do any of the foregoing.

(m)          Seller does not own any material intellectual property rights necessary for and exclusive to the ownership, operation or maintenance of the Property, and the Seller’s ownership, operation, and maintenance of the Property has not infringed, misappropriated, or violated the intellectual property rights of a third party in any material respect. In the three (3) years prior to the date hereof, there have been no material security incidents or breaches affecting any information technology systems or personal information relating to the Seller’s ownership, operation, or maintenance of the Property.

(n)           There are no employees or other individual service providers of Seller or any of its Affiliates engaged in the operation or maintenance of the Property. There are no employment contracts, collective bargaining agreements, union contracts, pension plans, Plans or similar agreements (A) affecting the Property, (B) to which Seller is a party or bound, or (C) that could result in any liability or obligation with respect to the Property to Purchaser or its Affiliates.

(o)           Seller is not: (A) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA; (B) a “plan” (as described in Section 4975 of the Code) that is subject to Section 4975 of the Code; (C) an entity or account the assets of which constitute “plan assets” of one or more such “employee benefit plans” or “plans” within the meaning of Department of Labor Regulation 29 CFR Section 2510.3-101, as modified by Section 3(42) of ERISA (each “employee benefit plan”, “plan”, other entity or account described in clause (A), (B) or (C), or other compensation or benefit plan, program, practice, agreement or arrangement, a “Plan”); or (D) a “governmental plan” within the meaning of Section 3(32) of ERISA. Seller is not subject to any state statute or regulation regulating investments of, or fiduciary obligations with respect to, governmental plans (within the meaning of Section 3(32) of ERISA), in any case, which is similar to the provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect, which would prohibit or otherwise restrict the transactions contemplated by this Agreement.

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(p)           The Personal Property to be transferred to Purchaser, if any, is free and clear of liens, security interests and other encumbrances arising by, through or under Seller, except as a result of loan instruments securing a loan that shall be paid in full by Seller at or prior to Closing.

(q)           With respect to each datacenter, Schedule 8.2(q) contains a true, correct, and complete list of the Permits, which are all of the Permits from Governmental Authorities held by Seller in connection with its ownership and operation of each Subject Site. To Seller’s knowledge, each Permit is in full force and effect and in good standing, and Seller has not received notice of any intention on the part of the issuing authority to cancel, suspend or modify any Permit or institute proceedings to effect such a cancellation, suspension or modification thereof.

(r)           There are no rights of first refusal, rights of first offer, purchase options or similar purchase rights with respect to the Property.

(s)           There are no pending or, to Seller’s knowledge, threatened condemnation proceedings affecting any Property.

(t)           There has been no circumstance, change in, or effect on Seller’s Past Practices in the Ordinary Course (except for the transactions contemplated hereby) that has occurred that is or would be reasonably expected to have a material adverse effect on Seller or the Property (including Seller’s ownership thereof) following the Closing.

8.3          General Provisions.

8.3.1       Seller’s Representations Deemed Modified. If a change in circumstances outside the control of Seller occurs after the Effective Date which is not otherwise a breach or default by Seller under the terms of this Agreement and such change of circumstances requires a representation and warranty made by Seller to be modified in order for such representation and warranty to be accurate as of Closing, then Seller shall promptly notify Purchaser of such change, and the representation and warranty shall be deemed remade as so modified, and Seller shall not be in breach of or in default under this Agreement by virtue of such change in circumstances or modification; provided, however, that if such change in circumstances or changed representation results in either (x) a material and adverse effect on the use or value of the Property (it being understood that a default by a tenant, guarantor, or other counterparty under a Contract or Customer Contract shall be deemed to have such effect) or (y) the failure of a closing condition to be, or be capable of being, satisfied on the Closing Date, then Purchaser shall have the right to terminate this Agreement in whole (or in part in accordance with the express terms of Section 6.1(a) above) with respect to such impacted Subject Site(s) in accordance with this Agreement by notice given to Seller within five (5) business days after receipt of Seller’s notice of such change in circumstances (and the Closing Date shall be automatically extended to account for such period), and upon such termination, the Deposit (or the portion allocable to the applicable Subject Site) shall be promptly returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations hereunder (except those expressly stated to survive termination).

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8.3.2       Seller Update Certificate. Seller shall have the right no later than three (3) business days prior to Closing to deliver to Purchaser a certificate updating the representations and warranties contained in Section 8.2 (and exhibits referred to therein) solely to reflect matters which arise or are discovered subsequent to the date of this Agreement in accordance with Section 8.3.1 (a “Seller Update Certificate”), which modifies, supplements or updates any of Seller’s representations contained in Section 8.2 (“Seller’s Representations”), and Seller’s Representations will be deemed to have been remade as of the Closing Date with such changes, if any, in each case subject to the termination rights set forth in Section 8.3.1 with respect to any such update.

8.3.3       Survival.

(a)           The representations and warranties of Seller set forth in Section 8.2 (other than the Seller Fundamental Representations) shall survive the Closing for a period of [***] months.

(b)           The Seller Fundamental Representations shall survive the Closing for a period of [***] months.

(c)           Any covenants or agreements that by their terms are to be performed after the Closing shall survive until performed.

(d)           Notwithstanding the foregoing, if a party delivers written notice of a claim prior to the expiration of the applicable survival period, such claim shall survive solely with respect to the matters described in such notice until finally resolved.

(e)           Notwithstanding anything to the contrary in this Agreement, any claim brought regarding fraud shall survive the Closing Date indefinitely.

(f)           Seller Cure Right. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser becomes aware of any breach of a representation or warranty of Seller or any failure of a condition to Closing relating thereto, Purchaser shall provide written notice thereof to Seller, and Seller shall have a period of fifteen (15) business days after receipt of such notice (the “Cure Period”) to cure such breach. Seller shall have the right to extend the Cure Period for an additional period of up to fifteen (15) business days so long as Seller is diligently pursuing such cure and such breach is reasonably capable of being cured within such extended period. Purchaser shall not have the right to terminate this Agreement or exercise any remedy as a result of such breach unless and until Seller fails to cure such breach within the Cure Period (as it may be extended as provided herein). If Seller cures such breach within the Cure Period (as extended), then such breach shall be deemed not to have occurred for all purposes of this Agreement, and Purchaser shall be obligated to proceed to Closing without any reduction of or credit against the Purchase Price by reason thereof. The Closing Date shall be automatically extended as necessary to accommodate the Cure Period (and any permitted extension thereof).

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8.3.4       Threshold and Cap. Following the Closing, except in the case of fraud, Purchaser shall not be entitled to recover for any breach of Seller’s representations or warranties unless (i) with respect to any claim, the individual amount of such claim exceeds [***] (the “Mini Basket”) and (ii) the aggregate amount of all such claims exceeds [***] (the “Basket”) at which point Purchaser shall be entitled to recover for all amounts from the first dollar thereof, without regard to the Basket. The aggregate liability of Seller for breaches of its representations and warranties shall not exceed [***] percent of the Purchase Price (the “Cap”); provided, that the Cap shall not apply to any adjustments to credits and prorations hereunder, any fraud of Seller (with there being no maximum liability in the event of Seller’s fraud) or the indemnities of Seller set forth in this Agreement for any breach of a Seller Fundamental Representation (with the maximum liability for breaches of Seller Fundamental Representations limited to [***] percent of the Purchase Price (the “Fundamentals Cap”)). Notwithstanding anything to the contrary in this Agreement, any claim brought regarding fraud shall survive the Closing indefinitely. Seller hereby agrees that the maximum liability of Purchaser for Purchaser’s breach of representations or warranties set forth in this Agreement or any default by Purchaser on any term of this Agreement is limited to an amount equal to the Deposit (the “Purchaser Cap”); provided, that the Purchaser Cap shall not apply to any adjustments to credits and prorations hereunder or any fraud of Purchaser. For purposes of determining whether a matter is “material” or a “material adverse effect” or similar qualifiers, with respect to a breach of representation or warranty hereunder, the parties hereto agree that any claim for Losses in excess of the Mini Basket shall be deemed to satisfy such standard.

8.3.5       Indemnification.

(a)           Indemnification Obligations of Seller. From and after the Closing, subject to the limitations set forth herein, Seller shall indemnify, defend and hold harmless, and pay, compensate and reimburse, Purchaser and its current and future Affiliates and their respective direct and indirect equity holders, officers, directors, employees, agents, partners, members, managers, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) for any Losses (whether or not such Losses relate to any third party claim and, for the avoidance of doubt, including Losses related to claims between or among the parties hereto) which may reasonably be expected to be suffered or incurred (whether or not due for payment) or assumed by any Purchaser Indemnified Party arising out of, resulting from or relating to:

(i)            any breach of any representation or warranty of Seller expressly set forth in this Agreement or any of the Closing Documents;

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(ii)           any breach of any covenant or agreement of Seller set forth in this Agreement;

(iii)          fraud of any Seller; or

(iv)          any Excluded Liability.

(b)           Indemnification Obligations of Purchaser. From and after the Closing, subject to the limitations set forth herein, Purchaser shall indemnify, defend and hold harmless, and pay, compensate and reimburse, Seller and its Affiliates or their respective agents, partners, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties” and the Seller Indemnified Parties together with the Purchaser Indemnified Parties the “Indemnified Parties” and Seller and Purchaser in their capacities as indemnifying parties pursuant to Section 8.3.5(a) and Section 8.3.5(b), each, an “Indemnifying Party”) for any Losses (regardless of whether or not such Losses relate to any third party claim and, for the avoidance of doubt, including Losses related to claims between or among the parties hereto) which may reasonably be expected to be suffered or incurred (whether or not due for payment) or assumed by any Seller Indemnified Party arising out of, resulting from or relating to:

(i)            any breach of any Purchaser Fundamental Representation set forth in this Agreement or any similar representation set forth in any of the Closing Documents;

(ii)           any breach of any covenant or agreement of Purchaser set forth in this Agreement; or

(iii)          fraud of Purchaser.

(c)           Manner of Payment. Except as otherwise provided herein, any indemnification of an Indemnified Party shall be effected by wire transfer of immediately available funds from the applicable Indemnifying Party within ten (10) days after the determination thereof to an account designated by the applicable Indemnified Party.

(d)           Third Party Claims. Any Indemnified Party making a claim for indemnification under this Article 8 shall notify the Indemnifying Party of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) (each a “Third Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that (and only to the extent that) the Indemnifying Party has been materially prejudiced thereby. Any Indemnifying Party shall be entitled to, at its option (subject to the limitations set forth below), assume the defense of the Third Party Claim giving rise to an Indemnified Party’s claim for indemnification by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnified Party to be the lead counsel in connection with such defense; provided that, prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall (subject to any dollar limitations otherwise set forth herein) be fully responsible (with no reservation of any rights) for all Losses relating to such claim for indemnification and such Indemnifying Party shall provide full indemnification (whether or not otherwise required hereunder), including for all Losses related to the defense and settlement thereof, to the Indemnified Party including with respect to such Third Party Claim giving rise to such claim for indemnification; and provided further, that:

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(i)            the Indemnified Party shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnified Party (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party, and except that the Indemnifying Party shall pay all of the fees and expenses of such separate counsel if the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party);

(ii)            the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the fees and expenses of counsel retained by the Indemnified Party if (A) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnified Party reasonably believes an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification could be detrimental to or injure the Indemnified Party’s reputation or future business prospects or involves customers, suppliers or other business relationships of Purchaser; (C) the claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party; (E) upon petition by the Indemnified Party an appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such claim; (F) the Indemnified Party reasonably believes that the Indemnifying Party lacks the financial resources to satisfy any Losses relating to the claim; or (G) the Indemnified Party reasonably believes that the Losses relating to the claim would not exceed the Cap, the Fundamentals Cap or the Purchaser Cap, in each case applicable to such Indemnified Party;

(iii)          if the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, the Indemnified Party will be obligated to pay any monetary damages, injunctive or other equitable relief will be imposed against the Indemnified Party or such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities with respect to such claim, with prejudice; and

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(iv)          if notice is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within ten (10) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Party.

(e)           Direct Claims. Any claim by an Indemnified Party on account of Losses which do not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof (such notice, a “Direct Claim Notice”). A Direct Claim Notice will describe the Direct Claim in reasonable detail and indicate the estimated amount of Losses (if estimable) that have been or may in the future be incurred, sustained or assumed by the Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days following its receipt of such Direct Claim Notice that the Indemnifying Party disputes its liability to the Indemnified Party, such claim specified by the Indemnified Party in such notice shall be conclusively deemed an obligation of the Indemnifying Party hereunder, and the Indemnifying Party will pay the amount of such Losses to the Indemnified Party on demand. If an objection is timely provided by the Indemnifying Party, then the Indemnified Party and the Indemnifying Party may discuss such objection for a period of thirty (30) days from the date the Indemnified Party receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Discussion Period”), and all such discussions (unless otherwise agreed by the Indemnified Party and the Indemnifying Party) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Law. If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, the Indemnifying Party and the Indemnified Party may submit the dispute for resolution in accordance with Section 15.9 hereof and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

(f)            Notice of Claims. Except as otherwise specified herein, a failure to give timely notice or to include any specified information in any notice as provided in this Article 8 will not affect the rights or obligations of any party hereunder, except to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially prejudiced as a result of such failure.

(g)           Recoveries. The amount of any Loss suffered by an Indemnified Party under this Agreement will be reduced by the amount, if any, of the cash recovery (net of any collection costs and reserves, deductibles, premium adjustments or reasonably anticipated future premium increases) that the Indemnified Party has actually received with respect thereto under any insurance policies.

(h)           Purchase Price Adjustment Treatment. To the extent permitted by applicable Law, all indemnification payments made pursuant to this Article 8 shall be treated as adjustments to the Purchase Price.

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(i)            Intentionally Deleted.

(j)            Mitigation of Losses. To the extent required by applicable Law or as reasonably requested in writing by the Indemnifying Party (such written request to include a reasonably detailed description of the specific efforts the Indemnified Party is requesting), each Indemnified Party shall use commercially reasonable efforts to mitigate any indemnifiable Losses hereunder; provided, that no Indemnified Party shall be required to incur any out-of-pocket expenses in connection with such mitigation, or to commence or threaten litigation or otherwise pursue recovery against any third party or take any other action that would reasonably be expected to disrupt the business or operations of the Property (or material business relations associated therewith); provided further that (i) any reasonable fees, costs and expenses, if any, incurred as a result of such efforts to mitigate shall be deemed Losses for purposes hereof, (ii) in no event shall any Indemnified Party be prohibited or limited from recovering any Losses hereunder as a result of a failure to use commercially reasonable efforts to mitigate such Losses except to the extent of any Losses that would have been avoided by such mitigation, it being agreed that the burden of proving such amount shall be on the Indemnifying Party and (iii) the Indemnified Parties are not required pursue claims against any insurance policy or third party prior to being eligible for any payment for any Loss from any Indemnifying Party under this Agreement, but any recovery in respect of the same Loss received by the Indemnified Party after payment is made by the Indemnifying Party hereunder shall be remitted to the Indemnifying Party to the extent such recovery would have reduced the amount of such Loss previously indemnified by such Indemnifying Party.

(k)            Exclusive Remedy. From and after the Closing, the remedies provided by this Article 8, subject to the limitations set forth herein, shall be the sole and exclusive remedies of the Indemnified Parties for the recovery of Losses resulting from, relating to or arising out of this Agreement (except (i) as set forth in Section 4.2, Article 5, Article 10 and Article 11 (including by exercising the remedies provided by Sections 10.1 and 10.2 hereof), (ii) in the case of claims for fraud against any Person for fraud and (iii) or as otherwise expressly set forth in the other Closing Documents) and the parties hereto hereby waive, and release one another from, all other remedies, whether common law or statutory or at equity.

8.3.6       Mutual Waiver of Consequential Damages. Neither party shall be liable to the other for any consequential, punitive or special damages except in the case of fraud or to the extent paid or payable to a third party.

8.3.7       Definition of “Seller’s Knowledge”. All references in this Agreement or in any document or instrument to be delivered at Closing to Seller’s knowledge or words of similar import shall refer only to the actual knowledge (as opposed to constructive or implied knowledge) of [***] (collectively, “Seller’s Representative”) as to matters occurring from and after May 1, 2023, after reasonable inquiry of such Person’s direct reports. Except in the case of fraud of such Seller Representative, there shall be no personal liability on the part of Seller’s Representative arising out of any representations or warranties made in this Agreement.

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Article 9
COVENANTS

9.1          Maintenance of Property. During the period from the date of hereof through the Closing, except (a) as required by applicable law or any existing Contracts, Customer Contracts or documents recorded against the Real Property, (b) to the extent Seller is relieved of such obligations by Article 11 hereof, or (c) as consented to in writing by Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) but which consent may be given or withheld in Purchaser’s sole discretion after the expiration of the Due Diligence Period, Seller will continue to cause the Property to be operated in the Ordinary Course; provided, however, Seller shall have no obligation to make any capital improvements to the Real Property unless required to do so to meet its obligations under any Contracts, Customer Contracts or documents recorded against the Real Property, or by applicable law. For purposes of this Agreement, “Ordinary Course” means with respect to an action or inaction by Seller in respect of the Property, an action or inaction that is consistent with the Seller’s Past Practices for the immediately preceding twelve (12) month period, if any, of Seller in respect of the Property in all material respects.

9.2          Conduct of the Business. From the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with its terms, Seller shall, and shall cause its Affiliates to, (i) operate the Property in the Ordinary Course and consistent with Seller’s Past Practices, (ii) preserve its relationships with the customers, suppliers, employees and other business relations, (ii) maintain books and records relating to the Subject Sites and Contracts in accordance with Seller’s Past Practices and (iii) maintain in full force and effect the existence of all Personal Property. Notwithstanding the foregoing, Seller shall not, without Purchaser’s prior written consent (in Purchaser’s sole discretion), enter into any new Customer Contracts or colocation agreements (other than renewals or extensions of existing Customer Contracts exercisable by the counterparty thereto in the ordinary course of business that do not materially and adversely affect the Property).

9.3          Negative Covenants. Seller shall not take any of the following actions without the prior written approval of Purchaser, which approval may be granted or withheld in Purchaser’s sole discretion: (a) make or permit to be made any material alterations to or upon the Real Property except as provided for in the Contracts, Customer Contracts or as may be required by any matter of record for the Real Property or by any applicable law, provided that Seller shall notify Purchaser of such work as soon as practicable and in all events at least three (3) business days prior to such alteration, and Seller shall consult with Purchaser regarding the nature and performance of such alterations; (b) grant any liens, security interests or encumbrances upon the Real Property or Contracts that will not be discharged upon the Closing; (c) enter into any Customer Contracts, leases, subleases, licenses or other occupancy agreements with respect to the Property or any part thereof, or extend, terminate or cancel or otherwise amend, modify or alter any Customer Contracts or Contracts; (d) institute, compromise, or settle any material Proceeding relating to the Property or Contracts; or (e) remove or permit to be removed any Personal Property from the Property. Seller shall not default in its obligations under or permit a default or termination under any contract affecting the Property (including, without limitation, the Contracts, Customer Contracts and documents recorded against the Real Property).

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9.4          HSR. Each party shall use its reasonable best efforts to promptly bring about the expiration or termination of the waiting period under the HSR Act. In furtherance and not in limitation of the foregoing, each party shall (a) make or cause to be made the filing required under the HSR Act as promptly as reasonably practicable and in any event within ten (10) business days of the date hereof with a request for early termination and (b) use their commercially reasonable efforts (i) to furnish to the other parties as promptly as reasonably practicable all information required in connection with such filings; (ii) respond appropriately as promptly as reasonably practicable to any inquiries and requests for additional information received from a Governmental Authority, including the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”), regarding the transactions contemplated by this Agreement; (iii) promptly notify the other party, and provide a copy of, any communication with a Governmental Authority regarding the transactions contemplated by this Agreement; (iv) provide the other party with a reasonable advance opportunity to review and comment on any proposed submission to a Governmental Authority in connection with the transactions contemplated by this Agreement (other than the initial filing under the HSR Act); (v) consider in good faith any comments by the other party and (vi) resolve objections, if any, as may be asserted by any Governmental Authority, including the DOJ and the FTC, regarding the transactions contemplated by this Agreement. No party shall participate in any meeting or discussion with a Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate. Seller and Purchaser shall bear their own costs and expenses incurred in connection with such filings and any filing fees in connection therewith shall be borne by Purchaser.

9.5          Confidentiality.

(a)           Purchaser shall, and shall cause Purchaser’s Representatives to, hold in confidence all Confidential Information (as defined in the Confidentiality Agreement) obtained by them from Seller or any of Seller’s Representatives in connection with the transactions contemplated by this Agreement, in accordance with the Confidentiality Agreement, which shall remain in full force and effect following the execution of this Agreement, and shall survive the Closing or any earlier termination of this Agreement in accordance with its terms; provided, however, that, subject to Section 9.5(b) and notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, from and after the Closing, neither Purchaser nor Purchaser’s Representatives shall have any further obligation hereunder or thereunder with respect to Confidential Information (as defined in the Confidentiality Agreement) that primarily relates to the Property.

(b)           Following the Closing, except in accordance with (and solely to the extent permitted by) Section 5 of the Confidentiality Agreement, Seller shall, and shall cause Seller’s Representatives to, hold in confidence this Agreement any written, oral or other information related to the negotiation hereof and any non-public information to extent relating to the Property (except, in each case, solely to the extent that such information would not be Confidential Information of Purchaser pursuant to Section 4 of the Confidentiality Agreement).

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9.6          Tax Contests, Refunds and Credits. Seller shall have the right to continue and control the progress of and to make all decisions with respect to any contest of the Property Taxes due and payable for a Straddle Period and all prior taxable periods; provided, however, that (a) notwithstanding anything to the contrary in this Agreement, Seller shall be responsible for, and be entitled to any refunds of, Property Taxes attributable to any period (or portion of any Straddle Period) prior to the Closing Date (as determined in accordance with the prorations set forth in Section 5.2), (b) Purchaser shall be responsible for, and entitled to any refunds of, Property Taxes attributable to any period (or portion of any Straddle Period) from and after the Closing Date, (c) Purchaser shall have the right to participate in any such contest, (d) Seller shall not settle or compromise any such contest without Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed), and (e) any refunds received in respect of any such contests shall be promptly allocated and paid to Seller and Purchaser in accordance with the foregoing. Purchaser shall have the right to control the progress of and to make all decisions with respect to any contest of the Property Taxes due and payable for any taxable period commencing subsequent to the Straddle Period. All Property Tax refunds and credits received after the Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Seller or Purchaser following the Closing in connection with obtaining such refund or credit to the extent such refund or credit (or a portion thereof) is payable to the other party pursuant to Section 9.6(a), Section 9.6(b) or Section 9.6(c); and second to be apportioned between Purchaser and Seller as follows:

(a)           with respect to any refunds or credits attributable to Property Taxes due and payable for a Straddle Period, such refunds and credits shall be apportioned between Purchaser and Seller in proportion to the number of days in such Straddle Period that each party owned the Property (with title to the Property being deemed to have passed as of 12:01 a.m. on the date upon which the Closing occurred);

(b)           with respect to any refunds or credits attributable to Property Taxes due and payable for any period prior to the applicable Straddle Period, Seller shall be entitled to the same; and

(c)           with respect to any refunds or credits attributable to Property Taxes due and payable for any period after the applicable Straddle Period, Purchaser shall be entitled to the same.

The terms of this Section 9.6 shall survive the termination of this Agreement and the Closing. In the case of any conflict between the provisions of this Section 9.6 and the provisions of Section 8.3.5(d) with respect to Third Party Claims, the provisions of this Section 9.6 shall control.

9.7          Employment Matters. Nothing in this Agreement shall be construed to require Purchaser or its Affiliates to make offers of employment to or otherwise employ or engage any employees or other service providers of Seller or any of Seller’s affiliates.

9.8          Permits. Seller shall use commercially reasonable efforts to have transferred to Purchaser the Transferred Permits, including by preparing and timely submitting any filings, notices or requests for approval that are required by any Governmental Authority and under applicable law (including Environmental Law) to transfer, assign, renew or reissue the Transferred Permits to Purchaser prior to the Closing, or as soon as practicable thereafter. To the extent any Permits (including any Permits required pursuant to Environmental Law) are not assignable or transferable, Seller shall reasonably cooperate with Purchaser to establish replacement Permits for the Subject Sites to be held by Purchaser or one of its subsidiaries.

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9.9          Transitional Trade Names and Marks. Effective as of the Closing and for commercially reasonable period of time not to exceed a period of six (6) months thereafter, Seller hereby grants to Purchaser and its Affiliates a worldwide, non-exclusive, fully paid-up, royalty-free license to use all Seller trademarks, service marks, and logos used as of the Closing in connection with the use, operation or ownership of the Property and the performance of Purchaser’s obligations under the Customer Contracts (collectively, the “Licensed Marks”), solely for the purpose of winding down all such uses of the Licensed Marks. All use of the Licensed Marks by Purchaser and its Affiliates shall be at Purchaser’s sole cost and expense and at its sole risk. Purchaser shall not take any action that could reasonably be expected to impair, dilute or adversely affect the validity, enforceability or goodwill associated with the Licensed Marks. Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all claims, liabilities, damages, losses and expenses (including reasonable attorneys’ fees) arising out of or related to Purchaser’s or its Affiliates’ use of the Licensed Marks after the Closing. Seller shall have no obligation to maintain, support, defend or enforce any of the Licensed Marks during the term of the foregoing license. As of the expiration of the foregoing license, Purchaser shall cease using the Licensed Marks (provided that the foregoing does not limit Purchaser’s rights to use a Licensed Mark permitted under applicable law).

9.10        Notices. Promptly after receipt, Seller shall provide Purchaser with true and complete copies of any written notices that Seller receives from any Governmental Authority or Customer with respect to (i) any special assessments or proposed increases in the valuation of the Property; (ii) any condemnation or eminent domain proceedings affecting any Property or any portion thereof; (iii) any violation of any environmental law or any zoning, health, fire, safety or other law, regulation or code applicable to any Property; and/or (iv) any matter that would be a breach of Seller’s representations hereunder had it existed on the date hereof. In addition, Seller shall deliver or cause to be delivered to Purchaser, promptly upon the giving or receipt thereof by Seller, true and complete copies of any written notices (including, without limitation, notices of default) given or received by Seller under any of the Contracts, Customer Contracts or documents recorded against the Real Property.

9.11        Litigation. Seller will advise Purchaser promptly after Seller obtains actual knowledge of any litigation, arbitration proceeding or governmental or administrative hearing which is instituted after the Effective Date and which concerns, names, or affects the Property or Seller.

9.12        Insurance. Prior to Closing, Seller will maintain Seller’s existing insurance coverage with respect to the Property.

9.13        Estoppels. Seller shall not be required to obtain any estoppel certificate of any kind or nature (the “Estoppels”). For the avoidance of doubt, receipt of executed Estoppels shall not be a condition to Closing hereunder.

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9.14        Exclusivity; Transfer. Seller shall immediately cease marketing the Property and shall not (and it shall not permit its principals, agents, employees or affiliates to) offer, solicit an offer, accept an offer, or otherwise negotiate with or enter into an agreement with any party for the sale, transfer, finance or master leasing of the Property. Seller shall not sell, transfer, convey, assign, encumber, or grant any interest (including, without limitation, any option, right of first refusal, or right of first offer) in all or any portion of the Property, nor agree to do (or take preparatory steps to do) any of the foregoing. Seller shall not amend, modify, or terminate any entitlements or permits affecting the Property, or apply for or consent to any zoning change, variance, subdivision, lot line adjustment, or similar change with respect to the Property.

9.15        Lien Release. No later than three (3) business days prior to the Closing Date, the Seller shall deliver final lien discharge documentation (with drafts thereof delivered to Purchaser no later than five (5) business days prior to the Closing Date), including UCC-3 termination statements, to be filed with respect to the liens filed with respect to the Property (which Purchaser shall file or cause to be filed) evidencing the termination of all liens filed with respect to the Property.

9.16        Fiber Easement. Notwithstanding anything to the contrary, Seller hereby reserves for itself and its Affiliates, successors and assigns (collectively, “Fiber Holder”) a perpetual non-exclusive easement (the “Fiber Easement”) in, on, over, under and across the Property with respect to its fiber optic and telecommunications facilities that exist as of the Closing (collectively, the “Fiber Facilities”) for the operation, use, maintenance, service, repair, replacement, upgrade and improvement of the Fiber Facilities within the space currently occupied by the Fiber Facilities as of the Closing and any related conduits, pathways, manholes, vaults, access points and other areas reasonably necessary for access to and operation of the Fiber Facilities; provided, that such access and activities shall not materially expand the physical footprint of the Fiber Easement without Purchaser’s prior written consent. The terms and conditions of the Fiber Easement shall be mutually agreed following the date hereof and set forth in a recordable fiber easement agreement (the “Fiber Easement Agreement”), that is in a form and substance that is mutually acceptable to both Purchaser and Seller, which shall be recorded against the Property immediately following Closing. The Fiber Easement shall, subject to the terms and provisions of the Fiber Easement Agreement, (i) include customary rights of ingress and egress and the right to repair, replace, upgrade and improve the Fiber Facilities within such existing space and access areas; provided, that such access and activities shall not materially expand the physical footprint of the Fiber Easement without Purchaser’s prior written consent, (ii) provide for the non-exclusive right to access all applicable manholes, vaults and access points in connection with the Fiber Easement and (iii) shall run with the land, bind Purchaser’s and all successors and lenders, and be assignable by Fiber Holder in whole to its Affiliates; provided, that the Fiber Easement shall not, for the avoidance of doubt, be (x) assignable in part, (y) allow for sub assignments of any kind or (z) be assignable to any Person who is not an Affiliate of Seller. For the avoidance of doubt, no third party may have access to or use the Fiber Easement in any manner without the consent of Purchaser, which may be withheld in its sole discretion.

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Article 10
DEFAULTS

10.1        Default by Purchaser. If the Closing fails to occur by reason of Purchaser’s failure or refusal to deliver the Purchase Price and other amounts and documents identified in Section 6.3 above (“Purchaser’s Closing Default”), then Seller may elect to terminate this Agreement by delivering notice to Purchaser and receive and retain the Deposit as liquidated damages for Purchaser’s Closing Default. Purchaser and Seller agree that it would be impractical and extremely difficult to estimate the damages which Seller may suffer if Seller elects to terminate this Agreement in connection with the failure of the Closing to occur in accordance with the terms of this Agreement as a result of Purchaser’s Closing Default. Therefore, Purchaser and Seller hereby agree that a reasonable estimate of the total net detriment that Seller would suffer if the Closing fails to occur by reason of Purchaser’s Closing Default is and shall be, as Seller’s sole and exclusive remedy, whether at law or in equity, an amount equal to the Deposit. Said amount shall be the full, agreed and liquidated damages for the failure of Closing to occur as a result of Purchaser’s Closing Default, all other claims to damages for the failure of the Closing to occur in accordance with the terms of this Agreement are expressly waived by Seller. If this Agreement is terminated by Seller pursuant to the terms of this Section, then the Escrow Agent shall thereupon deliver the Deposit to Seller, Seller shall be entitled to receive and retain the Deposit as liquidated damages, and neither party to this Agreement shall have any further rights, obligations or liabilities hereunder, except for those rights, obligations and liabilities which are expressly stated herein to survive the termination of this Agreement. The foregoing liquidated damages provision shall not apply to those obligations or liabilities of Purchaser which survive the termination of this Agreement as expressly provided herein, nor shall Purchaser be entitled to credit or offset the Deposit or any portion thereof against any liabilities, losses, damages, claims or expenses suffered or incurred by Seller in connection with any obligations or liabilities of Purchaser under this Agreement which are expressly stated herein to survive the termination of this Agreement.

10.2        Default by Seller. If the Closing fails to occur by reason of Seller’s failure or refusal to perform, in all material respects, its obligations hereunder or any misrepresentation by Seller under this Agreement existing on the Closing Date (provided that Purchaser shall give written notice to Seller of any such default within two (2) business days after Purchaser first learns thereof, except that no notice or cure period shall apply if Seller fails to consummate the sale on the Closing Date), then Purchaser shall have the right, as its sole and exclusive remedy, to elect one of the following:

(a)           terminate this Agreement by delivering notice to Seller within five (5) days after the then-scheduled Closing Date, in which event the Deposit shall be returned to Purchaser and Seller shall reimburse Purchaser for its reasonable, out-of-pocket costs incurred in connection with this transaction, not to exceed [***], within thirty (30) days after receipt of invoices therefor;

(b)           waive such default and proceed to Closing without any reduction of or credit against the Purchase Price (subject to Section 6.1(a)); or

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(c)            seek specific performance of Seller’s obligation to convey the Property hereunder, it being agreed that specific performance shall be Purchaser’s sole equitable remedy and shall not be available to enforce any other obligation of Seller.

Purchaser shall be deemed to have waived its right to specific performance if Purchaser fails to file an action for specific performance within sixty (60) days after the Closing Date.

Except for the remedies expressly set forth in this Section, Purchaser hereby waives all other rights and remedies at law or in equity pursuant to this Section 10.2, including any claim for damages. The foregoing liquidated damages provision shall not apply to those obligations or liabilities of Seller which survive the termination of this Agreement as expressly provided herein, nor shall Seller be entitled to credit or offset the Deposit or any portion thereof against any liabilities, losses, damages, claims or expenses suffered or incurred by Purchaser in connection with any obligations or liabilities of Seller under this Agreement which are expressly stated herein to survive the termination of this Agreement.

Purchaser shall provide written notice of any alleged default (other than Seller’s requirement to deliver the documents identified in Section 6.2 on the Closing Date), and Seller shall have fifteen (15) business days after receipt thereof to cure such default (if curable to the satisfaction of Purchaser), and the Closing Date shall be extended as necessary to permit such cure.

In the event of termination, the Deposit shall be returned to Purchaser and neither party shall have any further rights or obligations hereunder, except those which expressly survive termination.

EXCEPT IN THE CASE OF FRAUD, IN NO EVENT SHALL ANY OF SELLER’S AFFILIATES (OTHER THAN SELLER OR PURSUANT TO THE SELLER PARENT GUARANTEE) HAVE ANY LIABILITY FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROPERTY, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. If the remedy of specific performance is not available due to Seller intentionally transferring or conveying all or any portion of the Property to any other party, then Purchaser shall also have all rights available to it at law or in equity against Seller; provided, however, the total liability of Seller to Purchaser pursuant to this sentence shall not exceed the excess of the purchase price received by Seller under such conveyance over the Purchase Price except in the case of fraud.

10.3            Waiver of Right to Record Lis Pendens. As partial consideration for Seller’s entering into this Agreement, Purchaser expressly waives all rights to record or file a lis pendens or a notice of pendency of action or similar notice or to seek any other equitable relief against all or any portion of the Property, except in connection with an action for specific performance filed by Purchaser against Seller in accordance with the terms of Section 10.2 above.

10.4            Warranties and Guaranties. If Purchaser has the right and makes a claim against Seller for breach of a representation, warranty or obligation under this Agreement and Seller indemnifies or otherwise compensates Purchaser in connection therewith, and if the claim by Purchaser against Seller relates to matters for which there is or may be a claim against a third party under any warranties, guaranties, indemnities or other claims (including, without limitation, for workmanship, materials and performance) assigned by Seller to Purchaser pursuant to this Agreement, then Purchaser agrees that Seller shall be subrogated to Purchaser’s position with respect to all claims against such third parties, and Purchaser shall reasonably cooperate with Seller in attempting to recover against such third parties.

10.5            Survival. The terms of this Article shall survive the termination of this Agreement and the Closing.

Article 11
DAMAGE, DESTRUCTION AND CONDEMNATION

11.1            Destruction or Damage. In the event the Real Property is damaged or destroyed between the date of this Agreement and the Closing, Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof. If any such damage or destruction (other than with respect to the same for which Customers are responsible to restore pursuant to their Customer Contracts) would cost less than five percent (5%) of the applicable portion of the Purchase Price allocated to the damaged Subject Site to repair or restore, as determined by an architect selected by Seller and reasonably confirmed by Purchaser, then this Agreement shall remain in full force and effect and Purchaser shall acquire the Real Property upon the terms and conditions set forth herein. In such event, at Purchaser’s election, (i) Seller shall repair the subject damage or destruction (other than with respect to the same for which Customers are responsible to restore pursuant to their Customer Contracts) and the Closing shall be extended by a period reasonable necessary to allow Seller to repair the subject damage or destruction, or (ii) Purchaser shall receive a credit against the Purchase Price equal to the deductible amount applicable under Seller’s casualty policy, and Seller shall assign to Purchaser all of Seller’s right, title and interest in and to all proceeds of insurance on account of such damage or destruction, except (x) to the extent they are for loss of rentals or income for the period prior to Closing, to which Seller shall be entitled, and (y) for reasonable out-of-pocket costs and expenses incurred by Seller in connection with the repair of the subject damage or destruction. In the event the Real Property is damaged or destroyed (other than with respect to the same for which Customers are responsible to restore pursuant to their Customer Contracts) between the date of this Agreement and Closing and the cost of repair would equal or exceed five percent (5%) of the applicable portion of the Purchase Price, as determined by an architect selected by Seller and reasonably confirmed by Purchaser, then, notwithstanding anything to the contrary set forth above in this Section, Purchaser shall have the right to elect to terminate this Agreement in its entirety or solely as to the affected Subject Site (in accordance with the terms of Section 6.1(a)) by delivering notice to Seller (the “Election Notice”) within ten (10) business days after Seller’s delivery to Purchaser of notice of the estimated cost to repair the subject damage or destruction, and the Closing Date shall be extended, if necessary, to provide sufficient time for Purchaser to make such election. The failure by Purchaser to deliver the Election Notice within the above-referenced ten (10) business day period shall be deemed an election not to terminate this Agreement. In the event Purchaser elects or is deemed to have elected to not terminate this Agreement as set forth above, this Agreement shall remain in full force and effect, Seller shall assign to Purchaser all of Seller’s right, title and interest in and to any and all proceeds of casualty insurance on account of the subject damage or destruction (except (x) to the extent they are for loss of rentals or income for the period prior to Closing, to which Seller shall be entitled, and (y) for costs and expenses incurred by Seller in connection with the repair of the subject damage and destruction) and Purchaser shall receive a credit against the Purchase Price equal to the deductible amount under Seller’s casualty insurance policy. Through the Closing, Seller shall maintain the property insurance coverage in effect for the Real Property as of the date of this Agreement. If this Agreement is terminated pursuant to the foregoing terms of this Agreement, the Escrow Deposits shall be returned to the party which delivered the same to Escrow Agent and neither party shall have any further rights, obligations or liabilities under this Agreement except for those which are expressly stated herein to survive the termination of this Agreement. Purchaser shall have no right to terminate this Agreement as a result of damage to or destruction of any portion of the Property, except to the extent expressly provided above in this Section or the termination rights set forth in Article 10.

11.2            Condemnation. In the event all or any material portion (as hereinafter defined) of the Real Property is taken by eminent domain, condemnation or similar proceeding (or is the subject of a pending taking which has not yet been consummated) between the date of this Agreement and the Closing, Seller shall notify Purchaser of such fact promptly after obtaining knowledge thereof. Purchaser shall have the right to elect to terminate this Agreement in its entirety or solely as to the affected Subject Site (in accordance with the terms of Section 6.1(a)) by delivering notice to Seller no later than ten (10) business days after the earlier of (i) its receipt of Seller’s notice referenced above, or (ii) such earlier date as Purchaser learns of the subject taking, and the Closing shall be extended, if necessary, to provide sufficient time for Purchaser to make such election. The failure by Purchaser to so elect to terminate this Agreement within such ten (10) business day period shall be deemed an election not to terminate this Agreement. For purposes hereof, a “material portion” of the Real Property shall mean such a portion as shall have a value, as reasonably determined by Seller and confirmed by Purchaser, in excess of ten percent (10%) of the applicable portion of the Purchase Price allocated to the Subject Site. If Purchaser elects to terminate this Agreement in accordance with the foregoing terms, the Escrow Deposits shall be returned to the party which delivered the same to Escrow Agent and neither party shall have any further rights, obligations or liabilities under this Agreement except for those which are expressly stated herein to survive the termination of this Agreement. If (a) Purchaser does not elect to terminate this Agreement as aforesaid in the event all or any material portion of the Real Property is taken, or (b) a portion of the Real Property not constituting a material portion of the Real Property is taken or becomes subject to a pending taking by eminent domain, then there shall be no abatement of the Purchase Price; provided, however, that, at the Closing, Seller shall pay to Purchaser the amount of any award for, or other proceeds on account of, such taking which have been actually paid to Seller between the date of this Agreement and the Closing as a result of such taking (except (x) to the extent they are for loss of rentals or income for the period prior to Closing, to which Seller shall be entitled, (y) all reasonable costs and expenses, including attorneys’ fees and costs, incurred by Seller in obtaining payment of such award or proceeds, and (z) all reasonable costs and expenses incurred by Seller and connected with the restoration of affected portions of the balance of the Real Property), and to the extent such award or proceeds have not been paid to Seller, Seller shall assign to Purchaser at the Closing the rights of Seller to, and Purchaser shall be entitled to receive and retain, all awards for the taking of the Real Property or the subject portion thereof, except (x) to the extent they are for loss of rentals or income for the period prior to Closing, to which Seller shall be entitled, (y) all reasonable costs and expenses, including attorneys’ fees and costs, incurred by Seller as of the Closing to obtain payment of such award or proceeds, and (z) all reasonable costs and expenses, including attorneys’ fees and costs, incurred by Seller in connection with the restoration of affected portions of the balance of the Real Property.

11.3            Waiver. The terms of this Article supersede the provisions of any applicable statutory or decisional law with respect to the subject matter of this Article.

Article 12
ESCROW

12.1            General. The Deposit and any other sums which the parties deliver to Escrow Agent in connection with the Agreement together with all interest earned thereon (collectively, the “Escrow Deposits”), shall be held by Escrow Agent, in trust, and disposed of only in accordance with the terms of this Article.

12.2            Investment. The Escrow Deposits shall constitute trust funds in the hands of the Escrow Agent. Escrow Agent shall: (i) deposit the Escrow Deposits in one or more interest-bearing accounts in a Qualified Bank (as defined below), (ii) promptly provide Purchaser and Seller with confirmation of such deposits made; and (iii) not commingle the Escrow Deposits with any funds of Escrow Agent or others. The term “Qualified Bank” shall mean First American Trust, FSB, Wells Fargo Bank or Bank of America.

12.3            Supplementary Escrow Instructions. If the Closing occurs, Escrow Agent shall deliver the Deposit to Seller, or at the instruction of Seller, on the Closing Date in accordance with the terms of this Agreement. Purchaser and Seller hereby authorize their respective attorneys to execute and deliver to Escrow Agent any additional or supplementary instructions as may be necessary or convenient to close the Transaction and agree to execute such additional instructions as reasonably may be requested by Escrow Agent; provided, however, such additional instructions shall not supersede the terms of this Agreement and in all cases this Agreement shall control. Escrow Agent shall be entitled to rely at all times on instructions given by Seller and/or Purchaser, as the case may be and as required hereunder, without any necessity of verifying the authority therefor. Notices given: (i) by Purchaser’s attorney on behalf of Purchaser shall be deemed given by Purchaser; and (ii) by Seller’s attorney on behalf of Seller shall be deemed given by Seller.

12.4            Limitation on Liability. The parties acknowledge that: (i) Escrow Agent is acting at their request and for their convenience; (ii) Escrow Agent shall not be deemed to be the agent of either of the parties; and (iii) Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith and not in disregard of this Agreement, but shall be liable for its negligent acts. Seller and Purchaser shall jointly and severally indemnify and hold Escrow Agent harmless from and against all claims and reasonable costs and expenses, including reasonable attorneys’ fees, incurred by Escrow Agent in connection with the performance of its duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent.

12.5            Disputes between Parties. If, as the result of any disagreement between Seller and Purchaser or adverse demands and claims made by either of them upon Escrow Agent, or if Escrow Agent otherwise shall become involved in litigation with respect to this Agreement, Seller and Purchaser agree that they, jointly and severally, are and shall be liable to reimburse Escrow Agent on demand for all reasonable costs and expenses it shall incur or be compelled to pay by reason of such litigation. Seller and Purchaser agree that each shall be responsible to advance one-half of all amounts due Escrow Agent hereunder, provided that any such advance by Seller or Purchaser as the result of any dispute or litigation between them shall be without prejudice to any right to recover such amount as damages from the breaching party.

12.6            Receipt and Disbursement of Escrow Deposits. Escrow Agent shall promptly return to each of Purchaser and Seller the Escrow Deposits delivered by it to Escrow Agent in each instance in this Agreement which requires such returns. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that it shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits, pursuant to the provisions of this Article.

12.7            Designation Agreement. Section 6045(e) of the Code and the regulations promulgated thereunder (herein collectively referred to as the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service (“IRS”), and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements), or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)            Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)            Seller and Purchaser shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c)            Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law.

(d)            Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year in which the Closing occurs.

12.8            Interpleader. Seller and Purchaser mutually agree that in the event of any controversy regarding the Deposit, unless joint written instructions executed by Seller and Purchaser are received by the Escrow Agent directing the disposition of the same, the Escrow Agent shall not take any action, but instead shall await the disposition of any proceeding relating to the Deposit or at the Escrow Agent’s option, the Escrow Agent may interplead all parties and deposit the Deposit with a court of competent jurisdiction in which event the Escrow Agent may recover all of its court costs and reasonable attorneys’ fees. Seller or Purchaser, whichever is the non-prevailing party in any such interpleader action, shall be solely obligated to pay such costs and fees of the Escrow Agent, as well as the reasonable attorneys’ fees of the prevailing party in accordance with the other provisions of this Agreement.

12.9            Survival. The terms of this Article shall survive the termination of this Agreement and the Closing.

Article 13
LEASING MATTERS

13.1            New Customer Contracts. After the date hereof, Seller shall not, without Purchaser’s prior consent in each instance, which consent may be granted or withheld in Purchaser’s sole discretion, enter into a new Customer Contract for space in the Real Property, or renew, extend or amend any Customer Contract except pursuant to the exercise by a Customer of a renewal, extension, expansion or other option or right contained in such Customer’s Customer Contract. Purchaser’s consent may be granted or withheld in Purchaser’s sole discretion with the reasons for such denial specified in reasonable detail, within five (5) business days after Seller’s delivery to Purchaser of notice of the same. If Purchaser fails to object in writing to any such proposed new Customer Contract or proposed renewal, extension or amendment of an existing Customer Contract, as the case may be, which requires its consent within the five (5) business day period referenced above, Purchaser shall be deemed to have refused to consent to the proposed new Customer Contract or proposed renewal, extension or amendment of an existing Customer Contract, as the case may be. Seller shall deliver to Purchaser a true, correct and complete copy of each such new Customer Contract or renewal, extension or other amendment of an existing Customer Contract, if any, consented to by Purchaser in accordance with the terms hereof promptly after the execution and delivery of the same.

13.2            Customer Contract Expenses.

(a)            At the Closing, Purchaser shall reimburse Seller for all Customer Contract Expenses (as defined below) incurred by Seller with Purchaser’s prior written consent in accordance with this Agreement prior to the Closing in connection with:

(i)            extensions, renewals, expansions and other options or rights existing under Customer Contracts as of the date hereof, in each case, unilaterally exercised by Customers between the date of this Agreement and the Closing; and

(ii)            Customer Contracts for space at the Real Property entered into between the date of this Agreement and the Closing with Purchaser’s prior written consent, and extensions, renewals and expansions of Customer Contracts where the subject Customer Contracts do not provide for their extension, renewal or expansion, which are entered into on or after the date of this Agreement.

(b)            At the Closing, with respect to expenses in clauses (a) and (b) above that Purchaser has consented to in writing, Purchaser shall be deemed to have assumed Seller’s obligations to pay, when due (whether on a stated due date or accelerated) any Customer Contract Expenses unpaid as of the Closing.

(c)            Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Customer Contract Expenses and the payment thereof.

“Customer Contract Expenses” shall mean all: (i) sales commissions, bonuses and other fees to effect the subject transaction (including commissions payable to property manager or employees that sell services); (ii) legal fees for the preparation of documents and other services rendered in connection with the effectuation of the subject transaction; (iii) expenses and other amounts which are incurred for inducements, repairs, improvements, equipment, painting, decorating, partitioning, moving and other items to satisfy the subject Customer’s requirements with regard to the subject transaction; (iv) if there are any revenue concessions covering any period that the Customer has the right to be in possession of the demised space, the revenue that would have accrued during the period of such concession prior to the Closing as if such concession were amortized over (A) with respect to any extension or renewal, the term of such extension or renewal, (B) with respect to any expansion, that portion of the term remaining under the subject Customer Contract after the date of any expansion, or (C) with respect to any new Customer Contract, the entire initial term of the new Customer Contract; and (v) expenses and other amounts, as contemplated by the documentation for the subject transaction, which are incurred for the purpose of satisfying or terminating the obligations of a Customer to Seller under another Customer Contract (whether or not such other lease covers space in the Real Property).

13.3            Other Customer Contract Activity. Except as provided in this Section, without the prior consent of Purchaser, in Purchaser’s sole discretion: (a) Seller shall not modify or amend any Customer Contract except as provided in Section 13.1 or consent to any request made by a Customer under its Customer Contract; and (b) Seller shall not remove any Customer under any Customer Contract, whether by summary proceedings or otherwise, except by reason of a default of the Customer under its Customer Contract. In furtherance of the foregoing, Seller shall deliver to Purchaser notice of each proposed action of the type described in clauses (a) and (b) above which Seller has been asked or proposes to take, stating, if applicable, whether Seller is willing to consent to such action and setting forth the relevant information therefor. Purchaser shall notify Seller whether or not it approves of such action within five (5) business days after Purchaser’s receipt of Seller’s notice. If Purchaser notifies Seller that it disapproves the subject action, Purchaser’s notice shall state with specificity the reasons for its disapproval. If Purchaser fails to deliver notice of its disapproval within the five (5) business day period referenced above, Purchaser shall be deemed to have refused to consent to the subject action. If any Customer Contract requires that Seller’s consent be given under the applicable circumstances (or not be unreasonably withheld), then Purchaser shall be deemed to have approved the subject action. Seller shall deliver to Purchaser a true and complete copy of all documents executed by Seller in connection with the subject action, if any, promptly after the execution and delivery of the same.

13.4            Customer Contract Enforcement. Subject to the terms of Section 13.3(b), prior to the Closing, Seller shall have the right, but not the obligation, to enforce its rights and remedies under any Customer Contract, by summary proceedings or otherwise, and to apply all or any portion of any security deposits then held by Seller toward any costs, losses and damages suffered or incurred by Seller by reason of any defaults by Customers. Following the Closing, Seller shall not have any rights to assert or bring any defenses, claims or causes of action under any Customer Contract, and Seller shall not remove any Customer from its premises under any Customer Contract.

13.5            Customer Contract Termination Prior to Closing. The termination of any Customer Contract or the removal of any Customer by reason of a default by such Customer (by summary proceedings or otherwise) prior to the Closing shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Purchaser.

13.6            Colocation Agreement. At Closing, Purchaser shall license space in the Subject Sites and purchase certain services from Cogent Communications LLC, each pursuant to and as more particularly described in the Colocation Agreement.

13.7            Survival. The terms of this Article shall survive the termination of this Agreement and the Closing.

Article 14
DISCLAIMER, WAIVER, RELEASE

14.1            Disclaimer. AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER AND THE PERFORMANCE BY SELLER OF ITS OBLIGATIONS HEREUNDER, PURCHASER ACKNOWLEDGES, REPRESENTS, WARRANTS AND AGREES, TO AND WITH SELLER, THAT: (I) EXCEPT FOR THE EXCLUDED LIABILITIES AND IN THE CASE OF FRAUD OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE APPLICABLE CLOSING DOCUMENTS TO BE DELIVERED BY SELLER AT CLOSING (THE “CLOSING DOCUMENTS”), PURCHASER IS PURCHASING THE PROPERTY IN AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” CONDITION WITH RESPECT TO ANY FACTS, CIRCUMSTANCES, CONDITIONS AND DEFECTS OF ALL KINDS, AND SELLER HAS NO OBLIGATION TO REPAIR OR CORRECT ANY SUCH FACTS, CIRCUMSTANCES, CONDITIONS OR DEFECTS OR TO COMPENSATE PURCHASER FOR THE SAME; (II) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT (OR IN THE CASE OF FRAUD) AND THE CLOSING DOCUMENTS, UPON THE CLOSING, PURCHASER SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER AND THE OTHER SELLER PARTIES FROM AND AGAINST ANY AND ALL CLAIMS, OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER AND/OR ANY OTHER SELLER PARTY, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY; EXCEPT IN THE CASE OF FRAUD OR WITH RESPECT TO MATTERS RELATING TO (X) BREACHES OF SELLER’S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, (Y) SELLER’S BREACH OF THE OBLIGATIONS HEREUNDER THAT SURVIVE THE CLOSING AND UNDER THE CLOSING DOCUMENTS, AND (Z) PERSONAL INJURY OR PERSONAL PROPERTY THIRD PARTY CLAIMS THAT ARE UNRELATED AND UNAFFILIATED WITH PURCHASER ARISING OUT OF EVENTS AND CIRCUMSTANCES OCCURRING PRIOR TO THE CLOSING DATE; (III) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CASE OF FRAUD, PURCHASER IS AND WILL BE RELYING STRICTLY AND SOLELY UPON ITS INSPECTIONS AND EXAMINATIONS OF THE PROPERTY AND THE ADVICE AND COUNSEL OF ITS OWN AND PURCHASER IS AND WILL BE FULLY SATISFIED THAT THE PURCHASE PRICE IS FAIR AND ADEQUATE CONSIDERATION FOR THE PROPERTY; (IV) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, SELLER IS NOT MAKING AND HAS NOT MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS AN INDUCEMENT TO PURCHASER TO ENTER INTO THIS AGREEMENT AND THEREAFTER TO PURCHASE THE PROPERTY OR FOR ANY OTHER PURPOSE, INCLUDING WITHOUT LIMITATION, REPRESENTATIONS OR WARRANTIES AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT CONDITION, ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, COMPLIANCE OF THE PROPERTY WITH LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF DOCUMENTS, BOOKS, RECORDS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY; AND (V) EXCEPT IN THE CASE OF FRAUD OR AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER OR OTHER SELLER PARTY; PROVIDED, FOR THE AVOIDANCE OF DOUBT, NONE OF THE FOREGOING SHALL BE CONSTRUED TO (A) CONSTITUTE AN INDEMNIFICATION OF SELLER BY PURCHASER WITH RESPECT TO ANY THIRD PARTY CLAIMS, OR (B) WAIVE PURCHASER’S RIGHT TO ASSERT A DEFENSE BASED ON PURCHASER’S OR SELLER’S RELATIVE PERIODS OF OWNERSHIP OF THE PROPERTY. PURCHASER REPRESENTS THAT IT IS A KNOWLEDGEABLE, EXPERIENCED AND SOPHISTICATED PURCHASER OF REAL ESTATE AND THAT, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF THE PURCHASER’S REPRESENTATIVES IN PURCHASING THE PROPERTY AND SHALL MAKE AN INDEPENDENT VERIFICATION OF THE ACCURACY OF ALL DOCUMENTS AND INFORMATION PROVIDED BY SELLER OR ANY OTHER SELLER PARTY. BY FAILING TO TERMINATE THIS AGREEMENT PRIOR TO THE EXPIRATION OF THE DUE DILIGENCE PERIOD, PURCHASER ACKNOWLEDGES THAT SELLER HAS AFFORDED PURCHASER A FULL OPPORTUNITY TO CONDUCT SUCH INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ANY OTHER SELLER PARTY WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE CLOSING DOCUMENTS. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE CLOSING.

14.2            Waiver and Release. EXCEPT IN THE CASE OF FRAUD OR FOR EXCLUDED LIABILITIES OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE CLOSING DOCUMENTS, PURCHASER HEREBY RELEASES SELLER FROM ANY AND ALL LIABILITIES, CLAIMS, DAMAGES, PENALTIES, CHARGES, LOSSES, CAUSES OF ACTION, DEMANDS, COSTS AND EXPENSES OF ANY KIND OR NATURE, OR ANY OTHER CLAIM IT HAS OR MAY HAVE AGAINST SELLER RESULTING FROM: (I) THE PRESENCE (AND ANY RESULTING REMOVAL OR OTHER REMEDIATION) OF “HAZARDOUS MATERIALS” (AS DEFINED BELOW) IN, ON, UNDER OR ABOUT THE REAL PROPERTY OR WHICH MIGRATED FROM ADJACENT LANDS TO THE REAL PROPERTY OR FROM THE REAL PROPERTY TO ADJACENT LANDS, IN EACH CASE, SOLELY TO THE EXTENT SUCH PRESENCE OR RELEASE OF HAZARDOUS MATERIALS IN, ON, UNDER, ABOUT OR MIGRATING FROM THE REAL PROPERTY ARISES AFTER THE CLOSING DATE. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT AND THE CLOSING.

14.3            Definitions.

(a)            Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any Person, any other Person Controlling, Controlled by, or under common Control with such Person.

(b)            Anti-Money Laundering Laws. For purposes of this Agreement, the term “Anti-Money Laundering Laws” shall mean laws, regulations and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a financial institution conducts business; or (4) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56 (the “Patriot Act”), the Bank Secrecy Act, 31 U.S.C. Section 5311 et seq., the Trading with the Enemy Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

(c)            Anti-Corruption Laws. For purposes of this Agreement, the term “Anti-Corruption Laws” shall mean all U.S. and non-U.S. Laws relating to the prevention of corruption, money laundering, and bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act of 2010.

(d)            Control. For purposes of this Agreement, the terms “Control”, “Controlled by”, “Controlling” and each of their correlative forms shall mean, in each case, the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of any Person, whether through the ownership of voting securities, Contract or otherwise.

(e)            Confidentiality Agreement. For purposes of this Agreement, the term “Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure Agreement, dated as of February 20, 2026, by and between Cogent Communications LLC, a Delaware limited liability company, and I Squared Capital Advisors (US) LLC.

(f)            Environmental Laws. For purposes of this Agreement, the term “Environmental Laws” shall mean and include all federal, state and local laws (including common law), statutes, ordinances, regulations, codes, orders, injunctions, judgments, decrees, directives, and rules relating to the protection of the environment or human health or safety, or to pollution, contamination and clean-up, including, without limitation: (1) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (2) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (3) the Water Quality Act of 1987; (4) the Federal Insecticide, Fungicide, and Rodenticide Act (“FIFRA”), 7 U.S.C. § 136 et seq.; (5) the Marine Protection, Research and Sanctuaries Act, 33 U.S.C. § 1401 et seq.; (6) the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; (7) the Noise Control Act, 42 U.S.C. 4901 et seq.; (8) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; (9) the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; (10) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; (11) the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, the Emergency Planning and Community Right-to-Know Act, and the Radon Gas and Indoor Air Quality Research Act; (12) the Toxic Substances Control Act (“TSCA”), 15 U.S.C. § 2601 et seq.; (13) the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; (14) the Nuclear Waste Policy Act of 1982, 42 U.S.C. § 10101 et seq.; and (15) state superlien and environmental clean-up statutes, with implementing regulations and guidelines, in each case, as amended.

(g)            Ex-Im Laws. For purposes of this Agreement, the term “Ex-Im Laws” shall mean all U.S. and non-U.S. Laws relating to export, reexport, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs and import Laws administered by U.S. Customs and Border Protection.

(h)            Governmental Authority. For the purposes of this Agreement, the term “Governmental Authority” shall mean any government or any governmental, judicial, administrative, supervisory or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any legislature, agency, department, board bureau, branch, regulator, state commission (as defined in 18 C.F.R. § 1.101(k)), tribunal, commission, instrumentality or authority thereof, or any court or arbitrator or arbitral body (public or private).

(i)            Hazardous Materials. For the purposes of this Agreement, the term “Hazardous Materials” shall mean and include all substances, materials or wastes which are or become listed, defined or regulated by any Governmental Authority, including, but not limited to: (1) any hazardous or toxic chemical, substance, pollutant, contaminant, waste, by-product or constituent, including as regulated under CERCLA; (2) oil and petroleum products and byproducts, natural gas, natural gas liquids, liquefied natural gas and synthetic gas usable for fuel; (3) pesticides regulated under the FIFRA; (4) asbestos and asbestos-containing materials, polychlorinated biphenyls, or perfluoroalkyl and polyfluoroalkyl substances or (5) any other substances regulated under the TSCA; (6) source material, special nuclear material, by-product material or other radioactive material or radioactive waste, however produced, regulated under the Atomic Energy Act or the Nuclear Waste Policy Act; (7) any chemicals subject to the OSHA Hazard Communication Standard, 29 C.F.R. § 1910.1200 et seq.; (8) any industrial process and pollution control wastes, whether or not hazardous within the meaning of RCRA; (9) materials and substances found to be pollutants, contaminants, hazardous waste or hazardous substances in any reported decision of a federal or state court, or which may give rise to liability under any federal or state common law theory such as those based on nuisance or strict liability, including mold and noise; and (10) any material, waste or substance which is otherwise regulated or subject to liability under any Environmental Law.

(j)            HSR Act. For the purposes of this Agreement, the term “HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

(k)            Indebtedness. For the purposes of this Agreement, the term “Indebtedness” shall mean (a) indebtedness for borrowed money (including any interest accrued thereon), whether or not contingent, secured or unsecured and whether or not evidenced by notes, bonds, debentures or similar instrument, (b) obligations with respect to surety bonds, letters of credit or similar facilities, (c) liabilities under any interest rate, currency or other swap or hedge agreement or similar transactions to terminate or unwind such agreement or transaction, (d) outstanding settlement amounts, (e) indebtedness with respect to capital leases or (f) direct or indirect guarantees of any of the foregoing of any other person.

(l)            Law. For the purposes of this Agreement, the term “Law” shall mean any statue, law (including principles of common law), act, ordinance, regulation, rule, code, injunction, judgement, ruling decree, determination of writ, award or order of any Governmental Authority.

(m)          Losses. For purposes of this Agreement, the term “Losses” shall mean all damages, losses, liabilities, fines, claims, forfeitures, obligations, Proceedings, taxes, judgments, awards, penalties, fees, costs (including any ongoing costs) or expenses (including attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense, enforcement or settlement of any of the foregoing, payable as incurred as advancements) or interest with respect to any of the foregoing, whether involving a Third Party Claim or a claim solely between the parties hereto.

(n)          Person. For purposes of this Agreement, the term “Person” shall mean an individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government authority or any other form of entity.

(o)           Present Fair Salable Value. For purposes of this Agreement, “Present Fair Salable Value” shall mean the amount that may be realized if the aggregate assets of a Person (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

(p)           Purchaser Fundamental Representations. For purposes of this Agreement, the term “Purchaser Fundamental Representation” shall mean the representations and warranties set forth in Sections 8.1(a).

(q)            Sanctioned Country. For purposes of this Agreement, the term “Sanctioned Country” shall mean any country or region or government thereof that is, or has been since April 24, 2019, the subject or target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, and the Crimea region and the so-called Donetsk People’s Republic and Luhansk People’s Republic in Ukraine).

(r)            Sanctioned Person. For purposes of this Agreement, the term “Sanctioned Person” shall mean any Person that is the subject or target of sanctions or restrictions under Sanctions including: (i) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any Person located, organized, or ordinarily resident in a Sanctioned Country; (iii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clauses (i)-(ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are prohibited from dealing.

(s)            Sanctions. For purposes of this Agreement, the term “Sanctions” shall mean all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC), the European Union and enforced by its member states, the United Nations, and His Majesty’s Treasury.

(t)            Seller Fundamental Representations. For purposes of this Agreement, the term “Seller Fundamental Representations” shall mean the representations and warranties set forth in Sections 8.2(a), (b), (j), (p), and (t).

(u)            Seller Tax and Environmental Representations. For purposes of this Agreement, the term “Seller Tax and Environmental Representations” shall mean the representations and warranties set forth in Sections 8.2(j), (k), and (l)(B).

(v)            Seller Party. For purposes of this Agreement, the term “Seller Party” shall mean (i) Seller and (ii) any Affiliate of Seller that executes a Closing Document, but solely with respect to the specific representations, warranties, covenants and obligations expressly made by such Affiliate in such Closing Document. No Affiliate of Seller shall be deemed a Seller Party for any broader purpose unless such Affiliate is specifically joined to this Agreement or a Closing Document and then only with respect to the obligations expressly undertaken by such Affiliate in such joinder or Closing Document.

(w)            Seller Transaction Expenses. For purposes of this Agreement, the term “Seller Transaction Expenses” shall mean, to the extent not paid in full prior to Closing and without duplication (and without duplication of any amounts included in Indebtedness), the aggregate amount of (i) all fees, costs and expenses of the Seller Parties incurred in connection with the negotiation, preparation and execution of this Agreement (and any documents contemplated hereby), including the sale process of the Property, and/or the consummation of the transactions contemplated herein (and any documents contemplated hereby), including all brokers’ and finder’s fees, payments or commissions payable by Sellers in connection with the transactions contemplated hereby, and including all fees and expenses incurred by or on behalf of Seller in connection with obtaining any valuation appraisal in connection with the transactions contemplated hereby (ii) all obligations of the Seller Parties in respect of any sale, transaction, change-in-control, stay, retention or similar payments, or any success fees, severance rights, deferred compensation payments, withdrawal liability under multiemployer plans, and similar obligations, or any other compensatory payments or benefits owed to any employee or any other current or former officer, employee, director or other individual service provider of the Seller Parties, that become due or payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, including all discretionary bonus or other compensatory payment obligations of the Seller Parties with respect to the employees or other current or former individual service providers that are outstanding as of the Closing with respect to all periods on or prior to the Closing (together with the employer portion of any employment, payroll, social security, unemployment or similar taxes payable with respect to the amounts described in this clause ii) (computed assuming all such amounts are payable as of the Closing Date) and (iii) any fees and expenses incurred by the Seller Parties (associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authority or third parties on behalf of the Seller Parties).

(x)            Seller’s Past Practices. For the purposes of this Agreement, the term “Seller’s Past Practices” shall mean those past practices, methods, equipment, specifications and standards of health and safety and performance, as were generally used by Seller in the exercise of reasonable judgment in light of the facts known at the time the decision was made; provided, however, that notwithstanding the foregoing, Seller’s Past Practices shall not require undertaking any additional activities by Seller.

(y)            Solvent. For purposes of this Agreement, the term “Solvent” shall mean, when used with respect to any Person, that, as of the date of determination (i) the Present Fair Salable Value of its assets will, as of such date, exceed its probable liabilities on existing debts as they become absolute and matured (including, in any event, payments that may become due under the debt instruments as a result of the transactions contemplated hereby), (ii) such Person will not have, as of such date, an unreasonably small amount of assets or capital for the business in which it is engaged or will be engaged, (iii) such Person will be able to pay its debts as they become absolute and matured, in the ordinary course of business, (iv) the sum of its debt does not exceed the fair value of its assets and (v) it does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they mature in the ordinary course of business. For purposes of the definition of “Solvent”, “debt” means liability on a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

14.4            Survival. The terms of this Article shall survive the termination of this Agreement and the Closing in accordance with the terms of this Agreement.

Article 15
MISCELLANEOUS

15.1            Assignment.

(a)            Purchaser may not assign any of its rights or obligations under this Agreement, including by merger or other operation of law, without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole discretion; provided, that (i) Purchaser shall be entitled to transfer any of its rights or obligations under this Agreement to any of its Affiliates and (ii) in no event shall any indirect transfer by or among any of Purchaser’s Affiliates or any other entity controlled by any of Purchaser’s Affiliates shall constitute a prohibited transfer hereunder. Any assignment by Purchaser that is prohibited pursuant to the foregoing sentence shall be null and void ab initio and without force or effect and constitute a material non-curable default by Purchaser under this Agreement and Seller shall have the rights set forth under Section 10.1 with respect to such default. Seller may not assign any of its rights or obligations under this Agreement, allocate (including by merger or other operation of law) or transfer or allocate (directly or indirectly, including by merger or other operation of law) a majority or controlling interest in Seller, without first obtaining Purchaser’s written consent, which consent may be given or withheld in Purchaser’s sole discretion. Any assignment, transfer or allocation by Seller that is prohibited pursuant to the foregoing sentence shall be null and void ab initio and without force or effect and constitute a material non-curable default by Purchaser under Section 10.2 with respect to such default. Notwithstanding the foregoing and except as expressly set forth in this Agreement, nothing contained herein shall prohibit (A) any distributions of proceeds or other amounts by Seller to its direct or indirect owners, members, partners, lenders or other financing sources, or (B) any pre-Closing transfers, assignments or allocations, directly or indirectly, among Seller and its Affiliates in connection with financing arrangements, internal restructurings, assignments of Contracts or transfers of ownership interests necessary or advisable to cause Seller to hold and convey the Property and Other Property Rights at Closing, in each case, so long as Seller remains liable for its obligations under this Agreement and prior written notice of any such intended action is provided to Purchaser.

(b)            Purchaser shall deliver to Seller prior written notice of any proposed assignment or allocation (including by merger or other operation of law) of its interest in this Agreement or proposed transfer or allocation (directly or indirectly, including by merger or other operation of law) of a majority or controlling interest in Purchaser not otherwise permitted hereunder. Such notice shall identify the proposed assignee, successor or transferee and the constituent individuals and/or entities thereof. Such notice shall not relieve the assigning party from any of its obligations under this Agreement. Seller shall deliver to Purchaser prior written notice of any proposed assignment or allocation (including by merger or other operation of law) of its interest in this Agreement or proposed transfer or allocation (directly or indirectly, including by merger or other operation of law) of a majority or controlling interest in Seller. Such notice shall identify the proposed assignee, successor or transferee and the constituent individuals and/or entities thereof. Purchaser’s written consent to any such assignment, allocation or transfer shall not relieve the assigning party from any of its obligations under this Agreement.

(c)            Notwithstanding the terms of Sections 15.1(a) and (b) above, Purchaser may assign all of its right, title and interest in and to this Agreement and the Escrow Deposits to one or more entities newly formed to own each Subject Site and wholly owned by Purchaser or its affiliates or to Purchaser’s Affiliates (“Permitted Purchaser Assignee”), without Seller’s consent, pursuant to an Assignment and Assumption of Purchase Agreement in the form of Exhibit K attached hereto, executed by Purchaser and Permitted Purchaser Assignee, and delivered to Seller prior to the Closing Date.

15.2            Brokers. Seller and Purchaser each represent to the other that it has had no dealings with any broker, finder or other party concerning Purchaser’s acquisition of the Property. Seller and Purchaser each hereby agree to indemnify, protect, defend (with counsel satisfactory to the other) and hold harmless the other from and against any and all claims suffered or incurred by the other in connection with any claim arising out of the acts of the indemnifying party (or others on its behalf) for a commission, finder’s fee or similar compensation made by any broker, finder or any party who claims to have dealt with the indemnifying party (or others on its behalf). The terms of this Section shall survive the termination of this Agreement and the Closing.

15.3            Notices. Any notice, request, demand, consent, approval and other communications (“Notice”) under this Agreement shall be in writing, and shall be sent by (i) personal delivery with proof of delivery thereof, (ii) reputable overnight courier service, sent for next business day delivery, charges prepaid, (iii) certified mail, postage prepaid, return receipt requested, or (iv) electronic mail, with a copy thereof also sent in accordance with subsection (ii) above during business hours of the same day on which the subject notice was sent by electronic mail. Each Notice shall be sent, addressed to the party for whom it is intended at its address set forth below:

If to Purchaser:	c/o I Squared Capital Advisors 600 Brickell Avenue | Penthouse Miami, FL 33131 Attention: General Counsel Email: [***]

And:	Kirkland & Ellis LLP 609 Main Street Houston, TX 77002 Attention: [***] Email: [***]

If to Seller:	Cogent Fiber, LLC 2450 N Street, N.W. 4th Floor Washington, DC 20037 Attention: [***] Email: [***]

And:	Cogent Fiber, LLC Cogent Communications, LLC 2450 N Street, N.W. 4th Floor Washington, DC 20037 Attention: [***] Email: [***]

And:	Duane Morris LLC 901 New York Ave, N.W. Suite 700 E Washington, DC 20006 Attention: [***] Email: [***]

If to Escrow Agent:	First American Title Insurance Company 250 W. Pratt Street, Suite 650 Baltimore, MD 21201 Attention: [***] Email: [***]

Any Notice sent by personal delivery on a business day shall be deemed received upon the date of delivery of same provided the same is delivered prior to 5:00 p.m. (Eastern Time) on a business day, with any such delivery occurring after 5:00 p.m. (Eastern Time) being deemed received on the next business day. Any Notice sent by electronic mail in accordance with the foregoing prior to 5:00 p.m. (Eastern Time) on a business day shall be deemed received on the date the same was sent and any Notice sent in accordance with the foregoing after 5:00 p.m. (Eastern Time) shall be deemed received on the next business day. Either party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its Notices, but Notice of a change of address shall only be effective upon that date which occurs five (5) days after delivery of the same to the other party. Seller and Purchaser each agrees that it will not refuse or reject delivery of any notice given hereunder, that it will acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the personal delivery service, the U.S. Postal Service or the courier service. All Notices that are required or permitted to be given by either party to the other under this Agreement may be given by such party or its legal counsel, who are hereby authorized to do so on the party’s behalf.

15.4            Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is not a business day in any State or Commonwealth in which a Subject Site is located, in which event the period shall run until the end of the next business day. The final day of any such period shall be deemed to end at 5:00 p.m. Eastern Time. As used herein, the term “business day” shall mean any day other than a Saturday, Sunday or Federal holiday or other day on which commercial banks in the City of Miami, Florida or the District of Columbia are required or authorized by law to be closed.

15.5            Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Purchaser shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder prior to Closing. The provisions of this Article 15 shall survive the termination of this Agreement and the Closing.

15.6            Termination of Agreement.

(a)            It is understood and agreed that if Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, thereafter neither party shall have any further rights, obligations or liabilities under this Agreement except for those which are expressly stated herein to survive the termination of this Agreement.

(b)            Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by either Purchaser or Seller if the Closing has not occurred on or before the date which is [***] (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 15.6(b) shall not be available to a party hereto whose material breach of any of its obligations under this Agreement has been the primary cause of, or directly resulted in, the failure of the transactions contemplated by this Agreement to have been consummated on or before the Outside Date.

15.7            Integration; Waiver. This Agreement embodies and constitutes the entire understanding between the parties hereto with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, other than that Access Agreement, between Purchaser and Seller, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.8            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware, in each case, without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction).

15.9            JURY TRIAL WAIVER; JUDICIAL REFERENCE; ARBITRATION.

(a)            Waiver of Jury Trial.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)            Judicial Reference.

If a court of competent jurisdiction determines that a pre-dispute waiver of the right to a jury trial is not enforceable under Delaware law, then any dispute, claim or controversy arising out of or relating to this Agreement, the Property or the transactions contemplated hereby (a “Dispute”) shall be determined by judicial reference pursuant to New York Code of Civil Procedure, before a single neutral referee in the Borough of Manhattan in New York, New York.

The referee shall be a retired judge mutually selected by the parties (or, if the parties cannot agree, each party shall select a judge and the judges selected by each party shall pick a third judge to be the referee). The referee shall hear and determine all issues of law and fact, and shall issue a written statement of decision. Judgment may be entered on the referee’s decision by the court. The referee shall have the authority to grant all legal and equitable relief available in a court of competent jurisdiction. The costs of the referee shall be borne as determined by the referee or the court.

(c)            Arbitration Backstop.

If for any reason a court declines to enforce the judicial reference provision set forth above, then, in lieu of a jury trial, the Dispute shall be resolved by binding arbitration administered by JAMS in the Borough of Manhattan in New York, New York, to arbitrate before a single arbitrator who is a retired judge, in accordance with JAMS Comprehensive Arbitration Rules, except as modified herein. The arbitrator shall have authority to award all legal and equitable remedies available in a court of law. Judgment on the award may be entered in any court having jurisdiction.

(d)            Severability and Survival.

The provisions of this Section are intended to be severable. If any portion is held invalid or unenforceable, the remaining provisions shall remain in full force and effect to the maximum extent permitted by law. This Section shall survive the Closing or any termination of this Agreement.

15.10            Jurisdiction; Venue; Service of Process.

(a)            Each of the parties, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction of the federal courts in the Borough of Manhattan in New York, New York, but if such federal court declines to accept jurisdiction over a particular matter, any state court sitting in the Borough of Manhattan in New York, New York, for the purpose of any action, audit, hearing, investigation, examination or other proceeding (whether civil, criminal, administrative, investigative, or informal) (each a “Proceeding”) among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, or the Transactions, (ii) waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Proceeding brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other Proceeding in any other court other than one of the above-named courts or that this Agreement, any other closing document or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) agrees not to commence any such Proceeding other than before one of the above-named courts. Notwithstanding the previous sentence, a party may commence any Proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b)            Each of the parties (i) consents to service of process in any Proceeding among any of the parties relating to or arising in whole or in part under or in connection with this Agreement or the Transactions contemplated by this Agreement in any manner permitted by the law of the state or commonwealth in which the Real Property is located, (ii) agrees that service of process made in accordance with the foregoing clause (i) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 15.3, will constitute good and valid service of process in any such Proceeding, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Proceeding, any claim that service of process made in accordance with the foregoing clause (i) or (ii) does not constitute good and valid service of process.

15.11            Professional Fees. In the event a party hereto brings any action, arbitration or other Proceeding against another party hereunder by reason of any breach of any covenant, agreement or provision on the part of the other party arising out of this Agreement, then the prevailing party shall be entitled to recover from the other party all reasonable costs and expenses of the action, arbitration or other Proceeding, including reasonable attorneys’ accounting, engineering and other professional fees. For purposes of this Section, a party will be considered to be the “prevailing party” if (a) such party initiated the action, arbitration or other Proceeding and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial or alternative dispute resolution process), (b) such party did not initiate the action, arbitration or other Proceeding and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief of which it sought, or (c) the other party to the action, arbitration or other Proceeding withdrew its claim or action without having substantially received the relief which it was seeking. The provision of this Section shall survive the Closing or the termination of this Agreement.

15.12            Construction and Interpretation. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. Whenever required by the context of this Agreement, the singular shall include the plural and the masculine shall include the feminine and vice versa. All references in this Agreement to Articles, Sections, Schedules and Exhibits are references to the Articles and the Sections of this Agreement, Schedules and the Exhibits attached hereto, as the case may be, unless expressly otherwise designated in the context. The Recitals at the beginning of this Agreement are incorporated herein by this reference. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular clause or other subdivision thereof unless expressly so limited. The words “this Article,” “this Section,” “this clause,” and words of similar import, refer only to the Article, Section, clause or other subdivision hereof in which such words occur. The word “or” has the inclusive meaning “and/or,” and the word “including” (and correlative forms thereof) shall be deemed to be followed by the phrase “without limitation”. All Exhibits and Schedules attached hereto are incorporated herein by reference. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. This Agreement is to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. References to any statute, listing rule, rule, standard, regulation or other law will be deemed to include a reference to the corresponding rules and regulations, if any, and each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time. References to any section of any statute, listing rule, rule, standard, regulation or other law will be deemed to include any successor to such section. References to $ or “dollars” are references to United States dollars. Pronouns in masculine, feminine or neuter genders shall be construed to include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, in each case, unless the context otherwise requires. Any capitalized term used in any Exhibit (including the Schedules) attached hereto and not otherwise defined therein shall have the meaning set forth in this Agreement. Unless the context otherwise requires, any reference to (i) any Person shall be deemed to refer to such Person’s successors and permitted assigns, and, in the case of any Governmental Authority, to any Person succeeding to its functions and capacities (ii) any Contract shall be deemed to refer to such Contract as amended, restated, supplemented or otherwise modified from time (and in the case of any Contract, in accordance with the terms hereof or thereof, as applicable), and in effect at any given time and (iii) delivery of notice shall mean prior written notice. The phrases “delivered,” “provided,” “furnished,” “made available” or words of similar import when used with respect to information or documents means that such information or documents have been physically or electronically delivered to the relevant receiving party (including, in the case of information or documents of Seller or any of its Affiliates, such information or documents that are provided to Purchaser at least two business days prior to the date hereof). The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

15.13            Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, subject to the terms of Section 15.1, their respective permitted successors, assigns and heirs. If more than one person and/or entity shall execute this Agreement as Purchaser or subsequently becomes Purchaser hereunder, then the liability of each such person and entity hereunder, and under each document or other instrument required to be executed and delivered by Purchaser as contemplated by this Agreement at Closing or otherwise, shall be joint and several.

15.14            Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

15.15            Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser’s consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by Seller of this Agreement for execution by Purchaser and the actual execution and delivery thereof by Purchaser to Seller shall similarly have no binding force and effect on Seller unless and until Seller shall have executed this Agreement and a counterpart thereof shall have been delivered to Purchaser.

15.16            No Marketability.

15.16.1            Purchaser agrees that it shall not, prior to the Closing or earlier termination of this Agreement, (i) make any proposals or enter into any negotiation with respect to the sale, assignment or other transfer of the Property or any interest therein, or (ii) engage in any marketing activities whatsoever with respect to the Property or any interest therein. Any violation of the terms of this Section by Purchaser shall constitute a material default hereunder by Purchaser described in Section 10.1, whereupon Seller shall have the remedies set forth in Section 10.1. Provided Purchaser complies with the confidentiality provisions set forth herein, in the Access Agreement or in an NDA, notwithstanding anything herein to the contrary, nothing in this Agreement shall prevent Purchaser from marketing data center, product and service capacity at the Subject Sites to potential customers.

15.16.2            Neither the Seller nor its agents shall, directly or indirectly, make, accept, negotiate or otherwise pursue any other offers for the sale or lease of the Property or any interest in the Property through the termination of this Agreement.

15.17            No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at the Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party except as expressly provided in this Agreement, provided that the terms of Article 12 above shall also be for the benefit of the Escrow Agent. Accordingly, no other third party shall have the right to enforce the provisions of this Agreement or any documents to be executed and delivered at the Closing.

15.18            No Recordation. Purchaser shall not record this Agreement, any memorandum hereof or any affidavit pertaining hereto. Any such recordation of this Agreement, memorandum hereof or affidavit by Purchaser without the prior consent of Seller shall constitute a material default hereunder by Purchaser described in Section 10.1, whereupon Seller shall have the remedies set forth in Section 10.1. In addition to any such remedies, Purchaser shall be obligated to execute and deliver to Seller upon demand, an instrument in recordable form releasing this Agreement, such memorandum and/or such affidavit, as applicable, Purchaser’s obligations under this Section shall survive the termination of this Agreement.

15.19            Time of Essence. Seller and Purchaser hereby acknowledge and agree that the fulfillment, satisfaction or occurrence of (and the consequences of the nonoccurrence of or failure to satisfy) each term, condition, obligation and provision contained in this Agreement was a material part of the agreed exchange between the parties hereto reflected in this Agreement and, to the extent the fulfillment, satisfaction or occurrence of any term, condition obligation or provision is required by a specific date, or within a specified period, time is strictly of the essence with respect to the fulfillment, satisfaction or occurrence of to each and every such term, condition, obligation and provision hereof.

15.20            Independent Responsibility/No Alter Ego. The parties hereby agree that the obligations of the parties under this Agreement are separate and distinct, and, except for fraud, that no party’s shareholders, partners, members or owners or any of their respective shareholders, partners, members, owners, affiliates, managers, officers, directors, employees, agents or representatives (of any type or nature) shall be responsible in any manner whatsoever for the debts, liabilities or obligations of any party hereto. As such, the parties agree that no party’s shareholders, partners, members or owners or any of their respective shareholders, partners, members, owners, affiliates, managers, officers, directors, employees, agents or representatives (of any type or nature) is an alter-ego of any other party or in any manner shall be vicariously, derivatively or otherwise liable for the debts, liabilities or obligations of any party (collectively, “Derivative Claims”). The parties further agree that, as a material part of and material inducement for the transactions contemplated by this Agreement, they will not assert any Derivative Claims in any dispute, claim or controversy relating to or arising out of this Agreement. The provisions of this Section shall survive the termination of this Agreement and the Closing.

15.21            Further Assurances. Each party agrees that it will, without further consideration, execute and deliver such other documents and take such other action, whether prior or subsequent to the Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement; provided, however, that the execution and delivery of such documents, or action taken, by such party shall not result in any additional liability or cost to such party.

15.22            Counterparts. This Agreement (and all documents contemplated for delivery pursuant to this Agreement at Closing or otherwise), may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.23            Electronically Delivered Signatures. Signatures to this Agreement (and all documents contemplated for delivery pursuant to this Agreement at Closing or otherwise) transmitted by facsimile or via electronic mail (by pdf or similar file types) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an execution original to this Agreement (and all documents contemplated for delivery pursuant to this Agreement at Closing or otherwise), with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement (or any document contemplated for delivery pursuant to this Agreement at Closing or otherwise), it being expressly agreed that each party to this Agreement (and any document contemplated for delivery pursuant to this Agreement at Closing or otherwise), shall be bound by its own telecopied or electronically mailed signature and shall accept the telecopied or electronically mailed signature of the other party to this Agreement (and all documents contemplated for delivery pursuant to this Agreement at Closing or otherwise).

15.24            No Recourse against Non-Parties. All claims or causes of action (whether in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the Persons that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any past, present or future direct or indirect director, officer, employee, incorporator, member, manager, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing shall relieve any Person from liability for fraud of such Person prior to the termination of this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement under seal as of the date first written above.

SELLER

COGENT FIBER LLC,
a Delaware limited liability company

By:	/s/ David Schaeffer (SEAL)
	Print Name:	David Schaeffer
	Its:	Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, each party hereto has executed and delivered this Agreement under seal as of the date first written above.

PURCHASER

ISQ CITADEL AGGREGATOR, L.P.
a Delaware limited partnership By: ISQ Global Fund IV GP, LLC, its General Partner By: ISQ Holdings, LLC, its sole member

By:	/s/Andrew Crouch
	Print Name:	Andrew Crouch
	Its:	Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

The undersigned has executed this Agreement solely to confirm its agreement to: (i) hold the Escrow Deposits in escrow in accordance with the provisions hereof; and (ii) comply with the provisions of Article 12. Escrow Agent is not bound by amendments to this Agreement affecting escrow duties unless it signs or acknowledges them.

ESCROW AGENT

FIRST AMERICAN TITLE INSURANCE COMPANY, a Nebraska corporation

/s/Michael D. Leeb, Esq. (SEAL)
Print Name:	Michael D. Leeb, Esq.
Title:	Escrow Officer

[Signature Page to Purchase and Sale Agreement]

EXHIBIT A

LEGAL DESCRIPTION

See attached for the following:

	COGENT MARKET	STREET	CITY	STATE
1	Atlanta	1190 ALLENE AVENUE SOUTHWEST	ATLANTA	GA
2	Baltimore	6050 RACE ROAD	ELKRIDGE	MD
3	Burbank	100 S Flower St	Burbank	CA
4	Chicago	4200 WEST 40TH STREET	CHICAGO	IL
5	Houston	8902 POINT SIX CIR	HOUSTON	TX
6	Kansas City	101 HOLMES ST	KANSAS CITY	MO
7	Nashville	338 WOODYCREST AVE	NASHVILLE	TN
8	Orange County	1750 W PENHALL WAY	ANAHEIM	CA
9	Phoenix	1530 E ROESER RD	PHOENIX	AZ
10	Stockton	3807 CORONADO AVENUE	STOCKTON	CA

A-1

EXHIBIT B-1

LIST OF CONTRACTS

[***]

B-1-1

EXHIBIT B-2

LIST OF MANDATORY CONTRACTS

[***]

B-2-1

EXHIBIT C

ACCESS AGREEMENT

[***]

C-1

EXHIBIT D

DEED

[***]

D-1

EXHIBIT E

BILL OF SALE

[***]

E-1

EXHIBIT F

ASSIGNMENT OF CUSTOMER CONTRACTS

[***]

F-1

EXHIBIT G

GENERAL ASSIGNMENT

[***]

G-1

EXHIBIT H

CERTIFICATION OF NON-FOREIGN STATUS

[***]

H-1

EXHIBIT I

NOTICE TO CUSTOMERS

[***]

I-1

EXHIBIT J

OWNER’S TITLE AFFIDAVIT

[***]

J-1

EXHIBIT K

ASSIGNMENT AND ASSUMPTION OF PURCHASE AGREEMENT

[***]

K-1

Exhibit L

SELLER PARENT GUARANTEE

[***]

L-1

Exhibit m

COLOCATION AGREEMENT

[***]

M-1

Exhibit N

excluded personal property

[***]

N-1

EXHIBIT O

PURCHASE PRICE ALLOCATION

[***]

O-1

EXHIBIT P

TRANSITION SERVICES AGREEMENT

[***]

P-1